SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
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World Wrestling Entertainment, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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1241 East Main Street
Stamford, Connecticut 06902

Dear WWE Stockholder:	March 11, 2016

You are cordially invited to attend WWE’s 2016 Annual Meeting of Stockholders. The meeting will be held on April 21, 2016, at Hilton Stamford Hotel, One First Stamford Place, Stamford, CT 06902 beginning at 10:00 a.m. Eastern Time. Details of the business to be conducted at this year’s Annual Meeting are described in the attached Notice of Annual Meeting of Stockholders and Proxy Statement.

As a stockholder, you are being asked to vote on important matters. Whether or not you plan to attend the Annual Meeting of Stockholders, your vote is important. We therefore encourage you to vote. After reading the attached Notice of Annual Meeting of Stockholders and Proxy Statement, please promptly fill out and submit your proxy. We also invite you to utilize the convenience of Internet voting at the website indicated on the enclosed proxy card. Alternatively, you can vote by telephone or complete, sign, date and promptly return via mail the enclosed proxy card. If you attend the meeting and wish to vote in person, you will have the opportunity to do so, even if you have already voted, and any such in-person vote will supersede all of your prior votes.

On behalf of the WWE Board of Directors, I greatly appreciate your continued support.

Sincerely,

Vincent K. McMahon Chairman and Chief Executive Officer

PLEASE NOTE THAT THIS WILL BE A BUSINESS MEETING ONLY AND NOT AN ENTERTAINMENT EVENT. The meeting will be limited to stockholders (or their authorized representatives) having evidence of their stock ownership. If you plan to attend the Annual Meeting in person, you must show proof of your ownership at the registration tables at the door. Registration will begin at 9:00 a.m. and seating will begin at 9:30 a.m. Each stockholder may be asked to present valid government-issued photo identification, such as a driver’s license or passport, to enter the meeting. These procedures may require additional time, so please plan accordingly. Cameras, recording devices and other electronic devices will not be permitted, and cell phones may not be used for these purposes. The Annual Meeting will start promptly at 10:00 a.m. Eastern Time. To avoid disruption, admission may be limited once the meeting begins.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
AND PROXY STATEMENT

The Annual Meeting (the “Annual Meeting”) of Stockholders of World Wrestling Entertainment, Inc., a Delaware corporation (“WWE” or the “Company”), will be held on April 21, 2016 at Hilton Stamford Hotel, One First Stamford Place, Stamford, CT 06902 at 10:00 a.m. Eastern Time. The purpose of the Annual Meeting, as described in the attached Proxy Statement is as follows:

1.	To elect ten Directors to serve until the Company’s next Annual Meeting and until their successors are elected and qualified;

2.	To approve the Company’s 2016 Omnibus Incentive Plan;

3.	To approve an Amendment to the Company’s Amended and Restated Certificate of Incorporation;

4.	To ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2016;

5.	To hold an advisory vote to approve executive compensation; and

6.	To transact such other business as may properly come before the Annual Meeting.

The close of business on February 24, 2016 is the record date for determining stockholders entitled to notice of and to vote at our Annual Meeting and at any adjournment or postponement of the meeting.

Whether or not you plan to attend the Annual Meeting in person, your vote is important. We therefore urge you to vote by Internet, phone or mail by following the instructions set forth herein.

By the Order of the Board of Directors,

Blake T. Bilstad SVP, General Counsel & Secretary

Stamford, Connecticut
March 11, 2016

PROXY STATEMENT
Annual Meeting of Stockholders
Thursday, April 21, 2016

The enclosed proxy is solicited on behalf of WWE’s Board of Directors in connection with our Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Thursday, April 21, 2016, at 10:00 a.m. Eastern Time or any adjournment or postponement of this meeting. The Annual Meeting will be held at Hilton Stamford Hotel, One First Stamford Place, Stamford, CT 06902. Pursuant to rules adopted by the Securities and Exchange Commission (“SEC”), the Company has elected to provide electronic access to its proxy materials over the Internet. Accordingly, the Company is sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to the Company’s record and beneficial stockholders. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or to request a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice. In addition, stockholders may request to receive proxy materials electronically by email on an ongoing basis. The Company encourages you to take advantage of the availability of the proxy materials on the Internet in order to help reduce the costs and environmental impact of printing proxy materials. We intend to mail the Notice on or about March 11, 2016, to each stockholder entitled to vote at our Annual Meeting.

We will pay all costs of this proxy solicitation. Directors or officers, or other WWE employees, may also solicit proxies in person or by mail, telephone or fax.

Only holders of record of our Class A common stock and Class B common stock at the close of business on February 24, 2016 (the “record date”), will be entitled to notice of and to vote at our Annual Meeting. At the close of business on the record date, 34,256,834 shares of Class A common stock and 41,688,704 shares of Class B common stock were outstanding and entitled to vote, with each Class A share entitled to one vote on all matters and each Class B share entitled to ten votes. We sometimes refer to Class A common stock and Class B common stock together as “Common Stock.”

A majority of the collective voting power represented by our Common Stock, present in person or represented by proxy, constitutes a quorum for the transaction of business at the Annual Meeting. Election of nominees to the Board is decided by plurality vote. The affirmative vote of a majority of the shares present and entitled to vote at the meeting is required to approve proposals 2, 4 and 5. Proposal 3 must be approved by the affirmative vote of a majority of the outstanding shares of Common Stock. Proposal 5 is an advisory vote only and as discussed in more detail below, the voting result is not binding on us. Under New York Stock Exchange (“NYSE”) rules, if your broker holds your shares in its name as a nominee, and does not receive voting instructions from you, the broker is permitted to vote your shares only on the ratification of the appointment of the independent registered public accounting firm (Proposal 4). When a broker does not receive voting instructions and either declines to exercise discretionary voting or is barred from doing so under NYSE rules, the missing votes are referred to as “broker non-votes.” Other unvoted shares in returned proxies will be voted in accordance with the Board recommendations set forth in this proxy statement. Both abstentions and broker non-votes in returned proxies will be counted for purposes of determining the presence or absence of a quorum at the meeting. Broker non-votes are not, however, considered present and entitled to vote and will have no effect on the voting results of proposals 2, 4 or 5. However, broker non-votes will have the effect of a vote against proposal 3. An abstention in a returned proxy on any of proposals 2, 3, 4 or 5 identified above will have the effect of a vote against that proposal. The Board of Directors recommends that you vote FOR the election of each of the nominees for Director, FOR the approval of the Company’s 2016 Omnibus Incentive Plan, FOR the approval of the Amendment to the Company’s Amended and Restated Certificate of Incorporation, FOR the ratification of our independent registered public accounting firm, and FOR the advisory approval of our executive compensation.

If you vote via any of the following methods, you have the power to revoke your vote before the Annual Meeting or at the Annual Meeting. You may revoke a proxy by mailing us a letter that is received by us no later than Wednesday, April 20, 2016 that states that the proxy is revoked, by timely executing and delivering, by mail, Internet or telephone, a later-dated proxy or by attending our Annual Meeting and voting in person. While the Company does not plan to disseminate information concerning your vote, proxies given by stockholders of record will not be confidential. The voting instructions of beneficial owners will only be available to the beneficial owner’s nominee and will not be disclosed to us unless required by law or requested by you. If you are a stockholder of record and write comments on your proxy card, your comments will be provided to us.

Vote by Internet:

The Company strongly prefers that you utilize our convenient Internet voting system which you can access and use whether you live in the United States or elsewhere. The website for Internet voting is printed on both the Notice and the proxy card. Internet voting is available 24 hours a day until 11:59 P.M. on April 20, 2016. You will be given the opportunity to confirm that your instructions have been properly recorded. While at the site, you will be able to enroll in our electronic delivery program, which will ensure that you will receive future mailings relating to annual meetings as quickly as possible and will help us to save costs. If you vote via the Internet, please do NOT return your proxy card.

Vote by Telephone:

You can also vote your shares by calling the toll-free number printed on your proxy card. Telephone voting is available 24 hours a day until 11:59 P.M. on April 20, 2016. The voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded. If you vote by telephone, please do NOT return your proxy card.

Vote by Mail:

If you choose to vote by mail, please mark your proxy, date and sign it, and return it in the postage-paid envelope provided.

PROPOSAL 1—ELECTION OF DIRECTORS

Stockholders will elect ten Directors at our Annual Meeting, each to serve until the next Annual Meeting of Stockholders and until a successor shall have been chosen and qualified. We intend to vote the shares of Common Stock represented by a proxy in favor of the nominees listed below, unless otherwise instructed in the proxy. Each nominee is currently a Director. We believe all nominees will be willing and able to serve on our Board. In the unlikely event that a nominee is unable or declines to serve, we will vote the shares represented by a proxy for the remaining nominees and, if there is one, for an alternate person duly nominated by our Board of Directors.

				Director
Director/Nominee	Age	Current Position with Company	Committee	Since
Vincent K. McMahon	70	Chairman of the Board and	Executive	1980
		Chief Executive Officer	(Chair)
Stephanie McMahon	39	Chief Brand Officer	Executive	2015
Paul Levesque	46	EVP, Talent,	Executive	2015
		Live Events & Creative
Stuart U. Goldfarb(1)	61	—	Audit;	2011
			Governance &
			Nominating
Patricia A. Gottesman(1)	57	—	Governance	2011
			& Nominating
			(Chair)
Laureen Ong(1)	63	—	Compensation	2014
Joseph H. Perkins(1)	80	—	Governance &	1999
			Nominating
Robyn W. Peterson(1)	40	—	Governance &	2015
			Nominating
Frank A. Riddick, III(1)	59	—	Compensation	2008
			(Chair); Audit
Jeffrey R. Speed(1)	53	—	Audit (Chair);	2008
			Compensation
____________________

(1)	Independent Director.

Vincent K. McMahon, co-founder of our Company, is Chairman of the Board of Directors and Chief Executive Officer and Chair of the Executive Committee.

Stephanie McMahon has served as our Chief Brand Officer since November 2013. Prior to that, she was Executive Vice President, Creative, from May 2007; our Senior Vice President, Creative Writing, from June 2005 to May 2007; and before that, Vice President, Creative Writing. Ms. McMahon started with the Company in 1998. Ms. McMahon is responsible for working with WWE’s business units to support key growth initiatives and represents WWE as its global brand ambassador among key constituencies including government, advertisers, media, business partners and investors. She is the primary spokesperson for WWE’s corporate social responsibility (CSR) initiatives, including Special Olympics, Susan G. Komen and Be a STAR, WWE’s anti-bullying program. In 2014, Ms. McMahon and Mr. Levesque established Connor’s Cure, a fund dedicated to furthering pediatric cancer research. Ms. McMahon is also a TV personality, appearing regularly on WWE’s flagship programming. In 2015, Ms. McMahon was named one of nine U.S. leaders participating in the prestigious Eisenhower Fellowship, an international leadership exchange program for outstanding professionals chaired by General Colin L. Powell, USA (Retired). Ms. McMahon writes, produces and directs for our television programming. She has overseen multiple business areas for the Company including its Creative, Talent Relations, Talent Brand Management, Live Events, Digital, Social and Mobile businesses. Ms. McMahon is the wife of Paul Levesque and the daughter of Vincent McMahon. Ms. McMahon is a member of the Executive Committee and has been a Director of the Company since February 2015.

Paul Levesque has been our Executive Vice President, Talent, Live Events & Creative since August 2011. In this role, he oversees our talent relations and talent development departments, including worldwide recruitment and training of the WWE Superstars and Divas. Mr. Levesque developed and oversees the Company’s state of the art training facility which opened in 2013 in Orlando, Florida. He also supervises the Company’s live event operations. In addition to his executive duties, Mr. Levesque has continually had an integral role in the Company’s creative process, helping shape the creative direction and storylines of WWE’s programming. Mr. Levesque debuted as a WWE Superstar in 1995 and has captured every major championship, headlined thousands of WWE events, and entertained millions around the world. Mr. Levesque has had starring roles in commercials, television programs, talk shows and feature-length films. He is author of Make the Game: Triple H’s Approach to a Better Body. Mr. Levesque is the husband of Stephanie McMahon and the son-in-law of Vincent McMahon. Mr. Levesque is a member of the Executive Committee and has been a Director of the Company since February 2015.

Stuart U. Goldfarb is a member of our Audit Committee and our Governance & Nominating Committee. Since January 2014, Mr. Goldfarb has been Co-founder and Partner of Melo7 Tech Partners, LLC, which was founded by Carmelo Anthony and Mr. Goldfarb to invest in and develop opportunities primarily in early stage digital media, consumer internet and technology ventures. Prior to this, from January 2012, Mr. Goldfarb was President of Fullbridge, Inc., a provider of an accelerated, rigorous business education program. From June 2011 until January 2012, Mr. Goldfarb was President and Chief Executive Officer of Atrinsic, Inc., a marketer of direct-to-consumer subscription products and an Internet search marketing agency. Mr. Goldfarb served as a director of Atrinsic from January 2010 until December 2012. In June 2012, Atrinsic filed a voluntary petition under Chapter 11 of the United States Bankruptcy Code in the U.S. Bankruptcy Court for the Southern District of New York. The filing was precipitated by Atrinsic’s cessation of certain businesses and its inability to raise financing. From November 2009 to June 2011, Mr. Goldfarb was a Partner in Unbound Partners LLC, a marketing and management consulting firm. From 2001 to 2009, Mr. Goldfarb was President and Chief Executive Officer of Direct Brands, Inc. Under his leadership, the company grew to be the world’s largest direct marketer of music, DVDs and books, with household brands such as Columbia House, BMG Music, Doubleday Book Club, Book-of-the-Month-Club and cdnow.com. Prior to that, Mr. Goldfarb was President and Chief Executive Officer of bol.com, Bertelsmann’s premier online retailer of books and music, doing business in 18 European and Asian countries. Before joining Bertelsmann, he was Vice Chairman of Value Vision International, a cable TV home shopping and e-commerce company. He was formerly Executive Vice President, Worldwide Business Development at NBC.

Patricia A. Gottesman is Chair of our Governance & Nominating Committee. From February 2011 until August 2012, Ms. Gottesman was President and Chief Executive Officer of Crimson Hexagon, a social intelligence company in the vanguard of online media monitoring and analysis. From April 2008 to January 2011, she was founder and principal of Omnibus, an international media and technology practice. Prior to that, Ms. Gottesman was with Cablevision Systems Corporation for almost 30 years, most recently as Executive Vice President, Digital Marketing and Commerce. Ms. Gottesman is a director of comScore, Inc., a public company that provides digital media analytics enabling its customers to make well-informed, data-driven decisions to manage their business, build digital strategies and tactics, and optimize their marketing and advertising investments.

Laureen Ong is a member of our Compensation Committee. She has been a Director of the Company since June 2014. From April 2010 to October 2013, Ms. Ong served as President, Travel Channel LLC, a subsidiary of Scripps Networks Interactive, Inc. that operates a television network focusing on travel entertainment. From March 2007 to October 2009, she was Chief Operating Officer of Star Group Limited which produces, broadcasts and distributes television programming via satellite in Asia. From April 2000 to April 2007, Ms. Ong was President of National Geographic Television, during which time she was the chief architect of the launch of its cable television network. Prior thereto, she was a senior executive in several sports and media companies.

Joseph H. Perkins is a member of our Governance & Nominating Committee. He was a pioneer in the television syndication of our industry starting more than 50 years ago. Mr. Perkins was President of Communications Consultants, Inc., a provider of television syndication consulting services.

Robyn W. Peterson is a member of our Governance & Nominating Committee. Since May 2011, Mr. Peterson has been Chief Technology Officer for Mashable, Inc., a leading source of news information and resources for the connected generation. From January 2011 to March 2011, Mr. Peterson was Vice President of Product, News and Info for AOL, responsible for product strategy and development of the news, finance and sports sites until AOL’s acquisition of the Huffington Post. From March 2010 to January 2011, Mr. Peterson was Product Director for Next Issue Media LLC, a company formed by five major U.S. publishers to develop, market and deliver interactive digital editions of magazines. Prior thereto, from November 2008, Mr. Peterson was Vice President, Technology and Product for NBC Universal, Inc. From 2001-2004, and from 2005-2008, Mr. Peterson was an executive at Ziff Davis Media, where he was Chief Technology Officer when it both filed for bankruptcy and emerged in 2008. Mr. Peterson was previously involved in other digital companies since 1998.

Frank A. Riddick, III is Chair of our Compensation Committee and a member of our Audit Committee. Mr. Riddick has been Chief Executive Officer of FloWorks International LLC (formerly named Shale-Inland Group LLC), a leading supplier of pipe, valves and related products (“Shale-Inland”) since September 2013, and prior thereto was Chairman and then Executive Chairman of Shale-Inland since March 2012. Mr. Riddick is also currently a member of the Management Advisory Board of Tower Brook Capital Partners, L.P. (“TowerBrook”), a private equity firm. From August 2009 until joining Shale-Inland, Mr. Riddick was Chief Executive Officer of JMC Steel Group, the largest independent steel tubular manufacturer in North America. Prior to that, he was a consultant to TowerBrook. Before joining TowerBrook, he served as President and Chief Executive Officer of Formica Corporation, a manufacturer of surfacing materials, from January 2002 to April 2008. He served as President and Chief Operating Officer of Armstrong Holdings, Inc. from February 2000 to November 2001 and as Chief Financial Officer at Armstrong and its subsidiaries from 1995 to 2000. Until its sale in July 2015, Mr. Riddick was a member of the board of directors, chairman of the Audit Committee and a member of the Compensation Committee of Geeknet, Inc., the owner and operator of ThinkGeek, an online retailer. Mr. Riddick is also a former director of GrafTech International Ltd, a manufacturer of graphite and carbon products, as well as related technical services.

Jeffrey R. Speed is Chair of the Audit Committee and a member of our Compensation Committee. He served as Executive Vice President and Chief Financial Officer of Six Flags, Inc., the world’s largest regional theme park operator, from April 2006 until October 2010. In June 2009, Six Flags, Inc. filed a voluntary petition under Chapter 11 of the United States Bankruptcy Code in the U.S. Bankruptcy Court for the District of Delaware, and it emerged from those proceedings in May 2010. Prior to joining Six Flags, Mr. Speed spent approximately 13 years with The Walt Disney Company, serving from 2003 until 2006 as Senior Vice President and Chief Financial Officer of Euro Disney SAS, the publicly-traded operator of the Disneyland Resort Paris, the number one tourist destination in Europe. Prior to that, Mr. Speed spent approximately nine years with the public accounting firm of Price Waterhouse (now PriceWaterhouseCoopers).

Other Executive Officers

The following table provides information regarding our executive officers as of March 2, 2016. No understandings or arrangements exist between the officers and any other person pursuant to which he or she was selected as an officer.

Name	Age	Position with Company	With Company Since
Michelle D. Wilson	50	Chief Revenue & Marketing Officer	2009
George A. Barrios	50	Chief Strategy & Financial Officer	2008
Kevin Dunn	55	Executive Producer & Chief Global	1984
		Television Production
Blake T. Bilstad	46	SVP, General Counsel & Secretary	2015
Casey Collins	43	EVP, Consumer Products	2012
Basil V. DeVito, Jr.	61	Sr. Advisor, Business Strategy	1985
Michael J. Luisi	50	President, WWE Studios	2011
Gerrit Meier	45	President, International	2013

Michelle D. Wilson has served as our Chief Revenue & Marketing Officer since November 2013, and Chief Marketing Officer since February 2009. From 2001 to 2009, Ms. Wilson was Chief Marketing Officer of the United States Tennis Association where she was instrumental in making the US Open the highest attended annual sporting event in the world. Ms. Wilson developed innovative advertising and promotional campaigns that significantly elevated the image and awareness of tennis in the United States resulting in record television viewership and ticket sales. She was also pivotal in the implementation of several innovations for the sport, including in-stadium video screens, blue courts, instant replay and the 2004 launch of the US Open Series. From 2000 to 2001, she was Vice President of Marketing for the XFL, our former professional football league (the “XFL”). Before that, Ms. Wilson held positions at the National Basketball Association in its domestic and international consumer products groups.

George A. Barrios has served as our Chief Strategy & Financial Officer since November 2013, and Chief Financial Officer since March 2008. Before that, Mr. Barrios was Vice President and Treasurer of The New York Times Company since January 2007. Mr. Barrios joined The New York Times Company in 2002 as Chief Financial Officer of a subsidiary which published, among other things, The Boston Globe. Prior to that, he was President and Chief Operating Officer of Netsilicon, Inc., a publicly-held software development company, where he helped to stabilize the business prior to its merger. From 1994 to 2000, Mr. Barrios served in several senior capacities for Praxair, Inc., a large supplier of industrial gasses.

Kevin Dunn has been Executive Producer & Chief Global Television Production since July 2014 and, prior thereto Executive Producer since November 2013, and Executive Vice President, Television Production, since July 2003. Before that, Mr. Dunn served as our Executive Producer for 11 years.

Blake Bilstad has served as our Senior Vice President, General Counsel and Secretary since June 2015 and has been our acting Senior Vice President – Human Resources since October 2015. Prior to joining us, from April 2004 to March 2015, Mr. Bilstad worked with Provide Commerce, Inc., an e-commerce group specializing in the direct-to-consumer delivery of perishable and personalized gifts, serving as Senior Vice President – Legal & Public Affairs, General Counsel and Secretary. Provide Commerce was publicly-held until its acquisition in 2006 by Liberty Media Corporation. From June 1999 to April 2004, Mr. Bilstad worked with MP3.com, Inc., a publicly-held digital media company acquired in 2001 by Vivendi Universal S.A., a global entertainment and telecommunications conglomerate, where he helped form VUNet USA and served as the group’s Senior Vice President of Legal Affairs and Secretary. Mr. Bilstad held previous legal positions at Cooley Godward LLP, the U.S. Department of Justice – Antitrust Division, the Harvard Negotiation Project and two other major law firms.

Casey Collins has served as our Executive Vice President, Consumer Products since July 2012. Prior to joining WWE, Mr. Collins was Executive Vice President, Global Licensing & Entertainment at MGA Entertainment, where he oversaw the entertainment, consumer products, retail development and promotions divisions. Before joining MGA Entertainment, Mr. Collins spent 10 years at Lucasfilm Ltd. beginning March 2001, where he was responsible for the management of Lucasfilm’s domestic and international licensing and retail merchandise programs.

Basil V. DeVito, Jr. has served as our Senior Advisor, Business Strategies since 2003, in which role he has assisted in obtaining placement for WWE television programming in North America. Prior to that, he managed several WWE departments and served as our Chief Operating Officer and as President of the XFL. Mr. DeVito has been with the Company in various capacities over the past 25 years.

Michael J. Luisi has served as President, WWE Studios since September 2011 and was previously our Executive Vice President of Business Development, General Counsel and Secretary from January 2011 to January 2013. Before that, Mr. Luisi was with Miramax Films, a film production and distribution company which, until late 2010, was a subsidiary of The Walt Disney Company (“Miramax”). At Miramax, Mr. Luisi was Executive Vice President, Worldwide Operations, beginning October 2008. Before that, he was Executive Vice President, Business Affairs and Operations, from January 2006. Mr. Luisi joined Miramax in 1998.

Gerrit Meier has served as our President, International since March 2013. In this role, he is responsible for our business outside of the United States where he focuses on growing WWE’s brand through expanding our television distribution agreements, WWE Network footprint, WWE’s merchandising, live events, digital and publishing operations. Prior to joining WWE, Mr. Meier was Global General Manager, Distribution and Partnerships, Spotify, beginning October 2011, and Chief Operating Officer, Digital, for Clear Channel Media & Entertainment from March 2005 until October 2011. Before that, Mr. Meier held senior positions at EMI Music, BMG and Bertelsmann and worked for Accenture’s Media and Entertainment Practice.

The Board and Committees

Our Board has standing Audit, Compensation and Governance & Nominating Committees. During the year ended December 31, 2015, there were 7 meetings of the Board of Directors, 9 meetings of the Audit Committee, 5 meetings of the Compensation Committee, and 3 meetings of the Governance & Nominating Committee. Under our Corporate Governance Guidelines, Directors are expected to prepare for and attend meetings of the Board and committees on which they sit. Each Director attended more than 75% of the aggregate number of meetings of the Board and committees on which he or she served. Directors are also expected to attend the Company’s Annual Meeting of Stockholders, and all members attended last year’s meeting.

Independent Directors. Each year our Board conducts a review to determine which of our Directors qualify as independent. Based on our most recent review, the seven members of our Board noted in the table above (Stuart U. Goldfarb, Patricia A. Gottesman, Laureen Ong, Joseph H. Perkins, Robyn W. Peterson, Frank A. Riddick, III and Jeffrey R. Speed) qualified as independent under the NYSE and SEC regulations for Board members as well as those regulations, as applicable, relating to their role on the Audit, Compensation and/or Governance & Nominating Committee(s). These are the standards we use to determine independence. One of our independent directors is an outside director of a public company which provides certain services to the Company in the ordinary course, and another independent director has a small stock ownership in a public company which is a licensee of the Company. The Board considered these relationships and affirmatively determined that neither of these relationships is material. None of the other independent Directors has any relationship with the Company other than their Director/Committee memberships. Our Audit, Compensation and Governance & Nominating Committees consist solely of independent Directors. The Company does not currently have a lead independent director.

NYSE Listing Standards. Certain provisions of the corporate governance rules of the NYSE are not applicable to “controlled companies.” “Controlled companies” under those rules are companies of which more than 50 percent of the voting power is held by an individual, a group or another company. The Company currently is a “controlled company” under this definition by virtue of the beneficial ownership by Mr. McMahon of approximately 52% of the Company’s outstanding equity and control of approximately 87% of the combined voting power of our Common Stock. As a “controlled company,” the Company is exempt from the NYSE listing standards of having a majority of independent directors and independent compensation and governance & nominating committees. However, the Company currently does not avail itself of these “controlled company” exemptions.

Board Structure and Risk Management. Mr. McMahon serves as both our Chairman and Chief Executive Officer. The Board believes that the unique blend of creativity, entrepreneurship and management skills required to act as Chief Executive Officer at the Company would make filling this position extremely difficult. As a practical matter, Mr. McMahon’s combined role as Chairman and Chief Executive Officer reflects the larger reality that as the owner of a majority of the Company’s voting power, management of the Company is within his ultimate control. This notwithstanding, the Board recognizes the critical role it plays in risk oversight and believes that it works well with management to understand and give clear guidance on matters that it considers to pose possible risks to the Company such as entering into new business ventures and other matters disclosed as risk factors in the Company’s Annual Report on Form 10-K. In addition, as described elsewhere in this proxy, certain committees of the Board have primary oversight responsibility for specific risk factors. Examples include (i) Audit Committee oversight of, among other things, SEC filings, internal and external audit functions and related party transactions; (ii) Compensation Committee oversight of compensation matters, including limiting instances where compensation could be tied to excessive risk taking by management; and (iii) Governance & Nominating Committee oversight of corporate governance and the recommendation of a slate of nominees for Director and Committee memberships. The Board believes that the administration of its risk oversight function has not been negatively affected by the Board’s current leadership structure, and the Board believes it appropriately addresses risk factors facing the Company.

Executive Sessions. Under our Corporate Governance Guidelines, the non-management/independent members of the Board meet at least quarterly in executive sessions (i.e. without the presence of management). In practice, most Board and Committee meetings include an executive session. Executive sessions are presided over by the chair of the appropriate Committee, if the principal item to be considered is within a Committee’s scope and, if not, such chairs alternate executive sessions.

Communications with Directors. Interested parties who wish to communicate with a member or members of the Board of Directors, including Committee chairs and the non-management/independent Directors as a group, may do so by addressing their correspondence to such members or group c/o WWE, 1241 East Main Street, Stamford, CT 06902, Attention: Corporate Secretary, and all such communications, which are not solicitations, bulk mail or communications unrelated to Company issues, will be duly forwarded.

Corporate Governance Guidelines. Our Corporate Governance Guidelines are posted on our website (corporate.wwe.com/governance/board.jsp).

Code of Business Conduct. We have adopted a Code of Business Conduct (the “Code”) which applies to all of our Directors, officers and employees, including our Chairman and Chief Executive Officer and senior financial and accounting officers. Our Code requires, among other things, that all of our Directors, officers and employees comply with all laws, avoid conflicts of interest, conduct business in an honest and ethical manner and otherwise act with integrity and in the Company’s best interest. In addition, our Code imposes obligations on all of our Directors, officers and employees to maintain books, records, accounts and financial statements that are accurate and comply with applicable laws and with our internal controls. A copy of our Code is posted on our website (corporate.wwe.com/governance/board.jsp). We also plan to disclose any amendments to, and waivers from, the Code on this website.

Audit Committee. We have an Audit Committee meeting the definition of “audit committee” under Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Audit Committee consists of its Chair, Mr. Speed, and Messrs. Goldfarb and Riddick. Each of these members satisfies the independence requirements of applicable NYSE and SEC rules relating to independence generally and to audit committees specifically, and is financially literate, with a working familiarity with basic finance and accounting practices within the meaning of the listing standards of the NYSE. Messrs. Speed and Riddick have accounting and related financial management expertise and are qualified as audit committee financial experts within the meaning of the applicable rules and regulations of the SEC. Pursuant to the charter of our Audit Committee, no Audit Committee member may simultaneously serve on the audit committee of more than three public companies.

The primary purpose of our Audit Committee is to provide assistance to the Board in fulfilling its responsibilities to our stockholders and the investment community relating to our corporate accounting and reporting practices and the quality and integrity of our financial reports. The Audit Committee’s charter is posted on our website (corporate.wwe.com/governance/board.jsp). The Audit Committee charter states that the Committee will, among other things, fulfill the following obligations:

●	Review and discuss with management and the independent auditors our audited financial statements, quarterly financial statements and all internal control reports (or summaries thereof).
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Review any other relevant reports or financial information submitted by the Company to any governmental body, or the public, including management certifications as required by the Sarbanes-Oxley Act of 2002 (Sections 302 and 906) and relevant reports rendered by the independent auditors (or summaries thereof).

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Review with financial management and the independent auditors each Quarterly Report on Form 10-Q and each Annual Report on Form 10-K (including, without limitation, the Company’s specific disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”) prior to its filing.

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Review and discuss earnings press releases with management, including the type and presentation of information, paying particular attention to any use of “pro-forma,” “adjusted” or other information which is not required by generally accepted accounting principles.

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Review and discuss with management financial information and earnings guidance provided to analysts and rating agencies. Such discussions may be on general terms (i.e., discussion of the types of information to be disclosed and the type of presentation to be made) and need not to be in advance of each earnings release or earnings guidance.

●	Review the regular internal reports (or summaries thereof) to management prepared by the internal auditor(s) and management’s response.
●	Recommend to the Board whether the audited financial statements should be included in the Company’s Annual Report on Form 10-K.
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Obtain from the outside auditors assurance that the audit was conducted in a manner consistent with Section 10A of the Exchange Act, which sets forth certain procedures to be followed in any audit of financial statements required under the Exchange Act.

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Have sole authority to appoint (subject to stockholder ratification), compensate, retain and oversee the work performed by the independent auditor engaged for the purpose of preparing and issuing an audit report or performing other audit, review or attest services for the Company. The Audit Committee has the ultimate authority to approve all audit engagement fees and terms. The Audit Committee has sole authority to review the performance of the independent auditors and remove the independent auditors if circumstances warrant. The independent auditors report directly to the Audit Committee and the Audit Committee shall oversee the resolution of any disagreement between management and the independent auditors in the event that any may arise.

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Review with the independent auditor (without representatives of management when deemed necessary) reports or communications (and management’s and/or the internal audit department’s response thereto) submitted to the Audit Committee by the outside auditors required by or referred to in Auditing Standard No. 16 and SEC Rule 2-07 of Regulation S-X; review any problems or difficulties with an audit and management’s response, including any restrictions on the scope of the independent auditor’s activities or any access to requested information, and any significant disagreements with management; and review and hold timely discussions with the independent auditors.

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Review audit services and approve in advance non-audit services to be provided by the independent auditors, taking into consideration SEC rules regarding permissible and impermissible services by such independent auditors. This duty may be delegated to one or more designated members of the Audit Committee with any such pre-approval reported to the Audit Committee at its next regularly scheduled meeting. Approval of non-audit services will be disclosed to investors in periodic reports to the extent required by the Exchange Act.

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Review major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles, and major issues as to the adequacy of the Company’s internal controls and any special audit steps adopted in light of material control deficiencies.

●	Prepare the Audit Committee report that the SEC requires be included in this proxy statement.
●	Discuss policies with respect to risk assessment and risk management.
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Maintain procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

Compensation Committee. The Compensation Committee consists of its Chair, Mr. Riddick, and Ms. Ong and Mr. Speed. Each of these members satisfies the independence requirements of applicable NYSE and SEC rules relating to independence generally and compensation committees specifically. The primary purpose of the Compensation Committee is to provide assistance to the Board in evaluating and approving the structure, operation and effectiveness of the Company’s compensation plans, policies and procedures. The Compensation Committee’s charter is posted on our website (corporate.wwe.com/governance/board. jsp). The Compensation Committee charter states that the Committee will, among other things, fulfill the following obligations:

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Approve all employment agreements for the Chairman and Chief Executive Officer and all officers of the Company who (i) have a title of Executive Vice President or have equal or higher seniority; (ii) are “officers” as defined in Rule 16a – 1(f) promulgated under the Exchange Act; or (iii) are other senior executives who report directly to the Company’s Chairman and Chief Executive Officer (collectively, the “Senior Executives”).

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Annually review and approve corporate goals and objectives relevant to the compensation of the Chairman and Chief Executive Officer, evaluating his performance in light of those goals and objectives, and either as a Committee or together with the other independent Directors determine and approve the Chairman and Chief Executive Officer’s compensation level based on this evaluation. In determining the long-term incentive component of the Chairman and Chief Executive Officer’s compensation, the Compensation Committee will consider the Company’s and the individual’s performance, relative total shareholder return, the value of similar incentive awards to chairs and chief executive officers at comparable companies and awards given in past years, among other factors.

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Annually review and approve for Senior Executives: (i) the annual base salary level, (ii) the annual incentive opportunity level, (iii) the long term incentive opportunity level, (iv) severance arrangements and change in control agreements/provisions in each case when and if appropriate, and (v) any special or supplemental benefits.

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Annually review management’s recommendations and make recommendations to the Board of Directors with respect to the compensation of all Directors and Senior Executives, including all compensation, incentive compensation plans, equity-based plans as well as the individuals or groups of individuals receiving awards under incentive and equity-based compensation plans; provided, however, that the Compensation Committee has full decision-making powers with respect to compensation intended to be performance-based compensation within the meaning of Section 162(m) of the Internal Revenue Code.

●	Administer the Company’s Amended and Restated 2007 Omnibus Incentive Plan and any successor or other incentive compensation plans of the Company.

The Compensation Committee has authority to hire compensation consultants, independent counsel and other advisors. For the past several years the Committee has retained the services of Frederic W. Cook & Co., Inc. (the “Compensation Consultant”). The Compensation Committee annually reviews the Compensation Consultant’s independence and has determined that no conflicts of interest exist.

Compensation Committee Interlocks and Insider Participation. During 2015, no member of the Compensation Committee was an officer or employee of the Company or any of our subsidiaries nor is any such person a former officer of the Company or any of our subsidiaries. In addition, no “compensation committee interlocks,” as described under SEC rules, existed during 2015.

Governance & Nominating Committee. The Governance & Nominating Committee consists of its Chair, Ms. Gottesman, and Messrs. Goldfarb, Perkins and Peterson. Each of these members satisfies the independence requirements of applicable NYSE and SEC rules relating to independence generally.

The Governance & Nominating Committee operates under a charter. This charter is posted on our website (corporate.wwe.com/governance/board.jsp). Under its charter, the Governance & Nominating Committee responsibilities include:

●	Monitoring the implementation and operation of the Company’s Corporate Governance Guidelines.
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Reviewing from time to time the adequacy of the Corporate Governance Guidelines in light of broadly accepted practices of corporate governance, emerging governance issues and market and regulatory expectations, and advising and making recommendations to the Board with respect to appropriate modifications.

●	Preparing and supervising the implementation of the Board’s annual review of director independence.
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Developing an annual self-evaluation process for the Board and Committees, which process is overseen by the Governance & Nominating Committee, and recommending such process to the Board for its approval.

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Identifying, reviewing and evaluating candidates for election as Director, consistent with criteria approved by the Board, including appropriate inquiries into the background and qualifications of candidates, interviewing potential candidates to determine their qualification and interest, and recommending to the Board nominees for any election of Directors.

●	Recommending to the Board the appointment of Directors to serve as members, and as chairs, of the standing Committees and any other Committees established by the Board.
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Recommending to the Board appropriate changes to the governance of the Company, including changes to the terms or scope of the Governance & Nominating Committee charter and the Committee’s overall responsibilities.

●	Making recommendations to the Board regarding any duly submitted stockholder proposal.
●	Overseeing the Company’s continuing education program for our Directors.

Nominees for Director. The Board does not currently anticipate the need for additional members. If any search for new members were to occur, the Board would consider candidates, and would follow the same process and use the same criteria for evaluating candidates, irrespective of whether they are suggested by Board members, management and/or stockholders. Any stockholder recommendations would need to be submitted to the Board at our principal address in care of the Corporate Secretary and would need to include a personal biography of the proposed nominee, a description of the background or experience that qualifies such person for consideration and a statement that such person has agreed to serve if nominated and elected. If stockholders wish to nominate a person for election to the Board, as contrasted with recommending a potential nominee to the Board for its consideration, they would need to fulfill the requirements detailed under “Stockholder Proposals for 2017 Annual Meeting.”

If the Board were to perceive the need for new or additional independent members, it would review potential nominees and decide whether to conduct a full evaluation of any one or more candidates. If additional consideration of one or more nominees were deemed by the Board to be warranted, the Board would request its third party search firm to gather additional information about the prospective nominee’s background and experience. The Board would then evaluate the prospective nominee taking into account whether the prospective nominee is independent within the meaning of the listing standards of the NYSE and applicable regulations of the SEC and such other factors as it deems relevant, including the current composition of the Board, the need for Committee expertise, and the evaluations of other prospective nominees. While there is a general desire at least to maintain, and preferably enhance, the mixture of viewpoints among its members, the Board does not have any specific policy relating to diversity. The Board would also determine when or how to interview the prospective nominee. Each Director would have the opportunity to participate in the consideration of the prospective nominee. The Governance & Nominating Committee oversees this process and recommends any nominees to the full Board. After the Governance & Nominating Committee has completed this process, the Board makes a determination.

The Board believes that its members comprise an appropriate mix of background, diversity and expertise. In particular, Mr. McMahon is a seasoned manager who understands what is necessary for the Company to thrive in the dynamic and competitive markets in which we compete. In particular, he has significant expertise in creative matters, television, talent development and live events, each of which is a critical aspect of our business. As our co-founder, Mr. McMahon has decades of experience overseeing all of our revenue streams. He is familiar with every aspect of our business and industry. Similarly, Ms. McMahon and Mr. Levesque have decades of experience in our Company and have both been important players in all aspects of our creative process, including television, talent and live events. They also have extensive practical experience with many of our revenue streams and are critically involved in our brand development. Of the independent directors, Mr. Goldfarb has more than 25 years of experience in media companies with revenue streams similar to those of the Company. For more than 12 years of his tenure, Mr. Goldfarb has served at the CEO level. He has significant e-commerce and digital experience. Ms. Gottesman has nearly 30 years of senior level experience with a cable television operator. This experience provides the Company insight into the television industry. She also has relevant digital and social networking experience. Ms. Ong has decades of experience as a senior executive in television, and Mr. Peterson adds further expertise in the digital space. Mr. Perkins brings substantial experience in the areas of television entertainment, having more than 50 years of experience in the television syndication industry. The digital expertise added to the Board by Messrs. Goldfarb and Peterson and Ms. Gottesman are of particular note in light of WWE Network, the Company’s most important recent undertaking. The television expertise added by Ms. Gottesman and Ong and Mr. Perkins are of note because television (together with live events) has traditionally, and for the foreseeable future will continue to be, at the core of the Company’s business. Messrs. Riddick and Speed bring financial and auditing acumen as both have been chief financial officers of large companies. In the case of Mr. Speed, approximately 20 years of his experience has been spent in media and entertainment companies. The foregoing experience, qualifications and skills led the Board to conclude that each of these members should serve and be nominated for re-election at this year’s Annual Meeting.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

World Wrestling Entertainment is an integrated media and entertainment company. We have been involved in the sports entertainment business for over 30 years, and have developed WWE into one of the most popular brands in global entertainment today. We develop unique and creative content centered around our talent and present it via network, television, online and at our live events. At the heart of our success are the athletic and entertainment skills and appeal of our Superstars and Divas, and our consistently innovative and multi-faceted storylines. Our network, live and televised events, digital media, home entertainment, consumer products and feature films provide significant cross-promotion and marketing opportunities that reinforce our brands while effectively reaching our fans.

2015 Highlights. 2015 was a strong year for the Company. We believe management was highly effective in achieving the following results:

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Revenue increased 21% to $658.8 million, the highest in the Company’s history, including record levels of revenue from WWE’s Network, Television, Live Event, Venue Merchandise, and WWE Shop businesses.

●	Total international revenue increased by 46% to a record $169.8 million.
●	OIBDA as described below reached $68.7 million, representing an $80.3 million increase from 2014.
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WWE Network segment generated revenue of $159.4 million, which nearly doubled the average annual revenue of the Company’s pay-per-view business before the launch of the WWE Network, and OIBDA of $48.4 million.

●	WWE Network subscribers watched an estimated total of 256 million hours of content, representing an average of 188 hours per household, placing it among the top cable and broadcast networks.
●	WWE content garnered more than 8 billion views on YouTube; WWE was the most followed sports channel on YouTube and the second most followed sports brand on Facebook.
●	WWE generated 790 million social media fan engagements in 2015; Sprinklr’s Social Business Index ranked WWE as the 6th most social brand worldwide, ahead of many other media properties.

We believe our record-setting revenue and other strong results in 2015 point to a validation of our ongoing investment to support the Company’s long-term objectives.

For the Company to achieve the level of success for which it is striving, we must continue to retain and incentivize management. The incentive compensation package for senior management in 2015 is described in detail below and was structured for precisely that purpose. On balance, we believe the ongoing compensation structure, when enhanced with the three special equity compensation grants described below (made in 2015 and 2016), envisions and appropriately incentivizes achievement of long-term growth and transformation while continuing to tie a significant portion of management’s compensation to annual financial and strategic performance. Equally important, we also believe that this incentive for transformation moderates the risk to drive short-term results by promoting greater management focus on long-term performance.

Named Executive Officers. Our named executive officers for 2015 are:

Name	Title
Vincent K. McMahon	Chairman & Chief Executive Officer
Michelle D. Wilson	Chief Revenue & Marketing Officer
George A. Barrios	Chief Strategy & Financial Officer
Paul Levesque	EVP, Talent, Live Events & Creative
Kevin Dunn	Executive Producer & Chief Global Television Production

Elements of WWE’s Compensation Program. In general, the compensation package provided to senior management of the Company consists of three major components:

	Reward Component	Objectives	Determination of Component Value
Fixed Compensation	Base Salary	Provides a fixed element of compensation paid in cash to reward day-to-day contributions to the Company. Serves an attraction and retention tool.	Salary for each executive is determined based on a number of factors including: job responsibilities, tenure and experience, individual performance and a broad-based assessment of the market.
Variable Compensation	Short-Term Cash Incentive Compensation	Provides cash-based reward for achievement of annual performance measures that are integral to the success of the Company and reinforce its business strategy and vision.

Executives are assigned a target annual incentive opportunity expressed as a percentage of his or her base salary. Performance is measured against a detailed set of financial, strategic and individual performance measures. Payouts may be above or below target based on a rigorous assessment of performance relative to the goals established at the beginning of the performance period.

	Longer-Term Equity Incentive Compensation	As a complement to the annual incentive plan, provides equity-based awards that are linked to the longer-term performance of the Company thereby aligning executives’ and stockholders’ interests.

In general, an executive receives 100% of his or her longer-term incentive opportunity in the form of Performance Stock Units (“PSUs”). Consistent with the pay for performance principles of our compensation plan, the PSU awards may be earned at levels above or below target based on actual performance relative to pre-established goals.

The Compensation Committee believes that this program constitutes the appropriate mix of fixed and variable compensation as well as short-term and longer-term compensation, a significant portion of which is tied to Company performance, aligning the interests of management with those of our stockholders. Further, we believe our compensation program incentivizes management and serves our attraction, retention and motivation goals while remaining fiscally prudent and not encouraging excessive risks. We also believe that the design of our compensation program is generally consistent with other companies in the entertainment industry. The Company does not provide a defined benefit plan or other similar retiree benefits and generally does not provide its executive officers perquisites such as cars, club memberships or personal services. Therefore, these three components (base salary, short-term cash incentive through our management incentive plan, and longer-term equity incentive), when added together, reflect an accurate picture of the total compensation opportunity available to our senior executives.

As further described below, given the importance of the success of WWE Network, the Compensation Committee during 2014 concluded that a special longer-term equity compensation grant was essential to reward and further solidify the retention of three key members of the management team: Ms. Wilson and Messrs. Barrios and Dunn. These special grants were made in 2015 and 2016 as described below.

Mr. Levesque, as a key performer for the Company, has certain additional compensation made pursuant to his agreement described below.

Aligning Interests with Stockholders. The table below highlights key executive compensation practices that the Compensation Committee has implemented to encourage a high level of performance and alignment of management and our stockholders’ interests. The table also highlights compensation practices that the Committee has expressly avoided or rejected. We believe these efforts support a strong governance culture and are in the long-term interests of our stockholders.

What We Do…		What We Do Not Do…
☑	Pay for Performance	☒	No Gross-up Payments to Cover Excise Taxes
☑	Tie Significant Levels of Compensation to Corporate and Individual Goals	☒	No Guaranteed Annual or Multi-Year Bonuses
☑	Caps on Annual Bonuses and Long-Term Incentives	☒	No Special Executive Retirement Programs
☑	Stock Ownership and Stock Holding Requirements	☒	No Repricing of Underwater Stock Options
☑	Multiple Performance Metrics under Short-term and Longer-term Incentive Plans	☒	No Excessive Perquisites for Executives
☑	Double Trigger for Change in Control Provisions	☒	No Dividend Equivalents Paid Prior to Vesting of Performance Awards (and Never on Unearned Portion of Awards)
☑	Use an Independent Consultant who Reports Directly to the Compensation Committee	☒	No Incentives to Excessively or Inappropriately Encourage Risk Taking Through our Compensation Program
☑	Review Tally Sheets When Making Executive Compensation Decisions
☑	Mitigate Undue Risk in Compensation Programs

Compensation Components

Salary. As part of our continuing effort to manage our fixed costs responsibly, we generally attempt to limit salary increases, restricting large increases to instances of promotions or extraordinary contributions to the Company’s performance. We expect to continue this practice. In the most recent annual performance review, which occurred in February 2016, salaries were set for 2016. The table below highlights recent annual base salaries for the named executive officers:

Name	2014	2015	2016
Vincent K. McMahon	$1,184,500	$1,250,000	$1,325,000
Michelle D. Wilson	$700,000	$735,000	$771,750
George A. Barrios	$700,000	$728,000	$764,400
Paul Levesque	$550,000	$577,500	$606,375
Kevin Dunn	$825,000	$866,250	$909,560

Annual Incentive Bonuses. We believe that an annual management incentive bonus plan (“MIP”) that is based on personal and company-wide performance is generally an effective format to incentivize executives to focus on critical financial and strategic short and mid-term goals. Our approach ties the participant’s interests to those of stockholders without the structural cost increases inherent in salary escalation and without encouraging unnecessary and excessive risk-taking. It acknowledges both individual efforts as well as the collective effort of all participants. For our named executive officers, MIP bonus targets in 2015 ranged from 50% to 100% of salary. Actual bonuses paid under the MIP to our named executive officers in respect of 2015 are set forth in column (g) of the Summary Compensation Table.

For 2015, the Company established a three-prong test for purposes of determining funding of the MIP. 30% of plan funding was based on the Company’s progress toward four strategic objectives which relate to the Company’s brand strength, its growth initiatives and its business development. In order to fund this factor, the Company must achieve net revenues in excess of $400 million for the fiscal year, regardless of the achievement of the strategic objectives. The other 70% of MIP funding was based solely on financial objectives, with 30% based on total revenues and 40% based on OIBDA.

2015 Incentive Plan Payout

At the beginning of 2015, management and the Committee had limited insight into projected financial results given the newness of WWE Network. As a result of the uncertainty created by this transformative undertaking, the plan provided for a range of financial results. The following table shows the MIP funding calculation with actual results for 2015 shaded.

Determination of MIP Funding Level (2015)

Strategic Milestones with Revenue Test Funding Factor (30% of MIP Funding)(1)		Revenue (30% of MIP Funding)	OIBDA (40% of MIP Funding)(2)
Below Threshold	0-2.9 out of 10. No funding for this factor. Also no funding if revenue test ($400 million) is not met.	Less than $562 million. No funding for this factor.	Less than $20 million. No funding for this factor.
Threshold	3 out of 10 (60% of factor is funded).	$562 million (60% of factor is funded).	$20 million (60% of factor is funded).
Between Threshold and Target	Each additional 1/10 of a point results in an additional 2% of this funding factor (i.e., 0.6% of overall funding).	Each additional $3 million of revenue results in an additional 4% of this funding factor (i.e., 1.2% of overall funding).	Each additional $2 million of OIBDA results in an additional 3% of this funding factor (i.e., 1.2% of overall funding).
Target	5 out of 10 (100% of factor is funded).	$592 million (100% of factor is funded).	$46 million (100% of factor is funded).
Between Target and Maximum	Each additional 1/10 of a point results in an additional 2% of this funding factor. Actual Result: 7.2 out of 10 for 144% of factor (i.e., 43.2% of target).	Each addition $12 million results in an additional 25% of this funding factor.	Each additional $5 million of OIBDA results in an additional 11.1% of this funding factor Actual Result: OIBDA for these purposes of $68.7 million for 151% of factor (i.e., 60.4% of target).
Maximum	200% funding of this factor at a strategic goal score of 10 out of 10.	200% funding of this factor if revenue was $640 million or higher. Actual Result: revenue of $658.8 million for 200% of factor (i.e., 60% of target).	200% funding of this factor at OIBDA of $91 million or higher.
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(1)	Regardless of the achievement amount of any of the strategic milestones, no funding on this half of the MIP would occur if the revenue test ($400 million) was not met. Revenues for 2015 were $658.8 million so this revenue test was met.

(2)	OIBDA is a non-GAAP figure which is the primary measure of profitability used by the Company. It consists of operating income before depreciation and amortization (excluding feature film and television production asset amortization and impairments, as well as the amortization of costs related to content delivery and technology assets utilized for WWE Network) and, for compensation purposes, the Compensation Committee determined that it should exclude the write-off in 2015 of certain costs capitalized in 2007-2009 relating to a then proposed media center expansion. This one-time, non-cash charge was excluded because, among other things, it was not known or anticipated at the beginning of the year when the budget was developed and the financial performance criteria were approved and it related to an asset that, had it not been written off, would have been included in depreciation expense and therefore would not have impacted OIBDA.

The determination of the strategic factors score for the foregoing purposes is set forth in the following table. Though these factors are not calculable on a purely mathematical basis, the strategic objective is scored by the Compensation Committee based on certain measures of success. The Compensation Committee reviews this scorecard on a quarterly basis.

Strategic Objectives	Benchmarks
Grow WWE Network (40%)	Number of WWE Network’s subscribers; subscriber satisfaction.
Drive International Growth (40%)	Licensing and advertising/sponsorship revenue.
Brand Strength (10%)	Certain television ratings and social media metrics.
Business Development (10%)	Revenues from new product initiatives and new plans for initiatives.
Management Overall Score	7.2 (144% of factor funding)

The following table compares MIP funding for 2015 with that of prior two years:

	Strategic			Aggregate Funding of
Calendar Year	Goal Score(1)	OIBDA Target	Revenue Target	Incentive Pool
2013	5.0	$63.9 million	N/A	50%
2014	6.0	$4.0 million	$573 million	103%
2015	7.2	$46.0 million	$592 million	164%
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(1)	Includes minimum revenue target.

Once funding is established based on achievement of the performance and strategic factors described above, a participant is entitled to participate if his or her individual performance rating for the year is at or above a threshold of 2.5 out of 5.0. The aggregate amount of funding does not increase based upon individual payouts, with the result that the aggregate payout to all participants must be less than or equal to the established funding. Actual payouts are based on an individual’s target, which is a percentage of his or her salary at the end of 2015 (this percentage is established based on the executive’s title/position) multiplied by the MIP funding percentage for the Company as a whole with a possible multiplier for exceptional performance (generally an individual performance rating higher than 4.0 out of 5.0), in each case subject to the exercise of negative discretion by the Compensation Committee. The use of negative discretion to one executive will not necessarily result in an increased bonus to another executive. The overall MIP funding for the Company, and the overall payment to any individual, will not exceed 200% of target. In addition to the 200% of target cap, maximum payments under the MIP are capped at $5 million to any named executive officer. The Committee also retains discretion to pay out amounts outside of the plan but has exercised this discretion in the past only in limited circumstances and did not do so in respect of 2015.

Performance Stock Units (“PSUs”). Our compensation program includes a longer-term component consisting of stock unit grants. Consistent with past practice, our normal annual grant of stock units in 2015 had a performance requirement under the 2007 Omnibus Incentive Plan which reinforces our pay for performance philosophy. There is also a service-based vesting requirement which extends beyond the performance period. The performance targets for our PSUs mirror those set for the MIP described above. For the 2015 grants if at least one of the three threshold performance criteria - strategic score goal coupled with a minimum net revenue test, total revenues or OIBDA - were satisfied, the PSUs would begin to accrue dividends and vest in three equal annual installments, with the first vesting occurring on or about July 20, 2016. The PSUs have a sliding scale of 18% of the target units for a single performance test met at threshold up to a maximum cap of 200% of target if all three performance criteria are achieved at the maximum level. We believe this cap mitigates the potential risk that accompanies performance-based equity compensation. As referenced above under the description of our MIP, management performed at a level of 164% of overall target and this is the percentage of PSUs that were earned, subject to continued service vesting.

We expect to continue to make annual grants of PSUs for those at a level of Senior Vice President and higher and time-vesting restricted stock units (“RSUs”) for employees below this level during the first quarter of each year. We plan to continue our practice of making these PSUs (assuming we meet performance criteria in the year of the grant) and RSUs vest over three years on the same date in July each year beginning the year after the year in which the grant was made. The Committee closely monitors share usage through the approval of an annual share budget or “pool” that management may use. From this pool, management proposes individual grants at a separate meeting of the Compensation Committee and these individual grants are reviewed and approved by the Committee. The Committee may also make grants of RSUs for new hires, promotions and for retention on a case-by-case basis. Typically, these RSUs would not have a performance condition attached to the award. However, the awards would be subject to service vesting, generally over three years. We do not plan grants or vesting dates of stock units around material news releases in order to provide any special benefits to our employees. For administrative convenience, the Committee reviews and ratifies, rather than approves in advance, grants of RSUs from an annual pool of 25,000 shares for new hires, promotions and for retention purposes to employees below the level of Senior Executive. No such grant may exceed 2,500 share units to any person in a year.

We believe that equity compensation is different from salary and short-term cash incentives in that, due to its performance (in the case of executives at the Senior Vice President or higher level) and time-vesting requirements, stock units serve both a retention and compensation purpose. Equity compensation (especially where it has both performance and time-vesting requirements) aligns interests of management with stockholders. We also hope that stock units, together with our 401(k) Plan, will be utilized by employees for retirement planning, as we do not provide a defined benefits retirement plan.

The following table shows the aggregate number of PSUs and RSUs granted to all eligible employees as part of our normal annual grant for the past two years and, for 2015 and 2016, the table includes the special grants under the Performance Stock, Retention and Non-Competition Agreements entered into with three senior executives in 2015 and described below. For grants in periods before 2016, the table also shows the number of shares earned based on performance achieved. The table does not include grants for new hires/promotions:

		Aggregate target units in Annual
	Aggregate target units in Annual	Grant (adjusted to reflect	Aggregate units earned in
Calendar Year	Grant (unadjusted)	forfeitures)	respect of such year
2013	782,995	755,741	377,871
2014	368,991	309,815	319,569
2015	1,210,606	1,157,056	1,783,400
2016	1,202,908	To Be Determined Based on	To Be Determined Based on
		2016 Performance	2016 Performance

Performance Stock, Retention and Non-Competition Agreements. The development and launch of WWE Network and the renegotiation of principal television agreements in several key markets around the world brought about a significant transformation at the Company in 2014 and 2015 along with substantial growth in our net revenues. While more work is required, important strides have been made. In recognition of these efforts, as well as the need to continue them, which will require considerable commitment by these executive officers over and above their regular duties, the Committee approved special Performance Stock, Retention and Non-Competition Agreements (the “Performance Agreements”) with three of its named executive officers: George A. Barrios, Michelle D. Wilson and Kevin Dunn. Under the Performance Agreements, the executives were each awarded grants of (x) 174,095 performance shares (at target levels) which were calculated based on $2.5 million of value at the closing price of $14.36 per share on the date of approval by the Compensation Committee, February 12, 2015; and (y) 146,972 performance shares (at target levels) which were calculated based on $2.5 million of value at $17.01 per share, the average closing price over the thirty trading days preceding their grant date; provided this 2016 grant is subject to approval by stockholders of the Company’s 2016 Omnibus Incentive Plan (see Proposal 2 below). The Performance Agreements were entered into in March 2015 and the initial grants provided for in them appear as compensation for 2015 in this proxy statement. The second grants under the Performance Agreements were made in 2016 and will appear as compensation for 2016 in next year’s proxy statement (assuming approval of the Company’s 2016 Omnibus Incentive Plan). The performance measures for the special grants under the Performance Agreements are the same three performance measures as are used for our MIP and the PSUs granted as a part of our normal annual grant. The minimum and maximum percentages of target at various performance levels and vesting periods are also the same as the annual grants however, instead of equal thirds, the shares will vest annually (beginning in July of the year after the performance tests are met) in 20%, 30% and 50% tranches, which we believe will strengthen the longer-term orientation and retention feature of these grants. Under the Performance Agreements, if the executive is terminated without cause, as defined in the Performance Agreement, for any PSUs granted thereunder that have met their performance tests before the termination, the shares that would otherwise vest at the next vesting date will vest, and all other PSUs and related dividend units under the Performance Agreement will be forfeited.

The Performance Agreements provide for non-competition covenants and covenants prohibiting the solicitation of Company employees and/or business partners during employment and for a period of 12 months thereafter. Each executive also reiterates his or her non-disclosure obligations, which covenants continue indefinitely. Any breach of the non-competition, non-solicitation or non-disclosure obligations would result in a clawback of the shares or proceeds therefrom without limiting any other remedies the Company may have at law.

For our named executive officers, the 2016 target number of units for both the normal annual grants and the special grants under the Performance Agreements are as follows. Mr. McMahon historically has not participated in any equity grants due to his significant stock ownership in the Company.

Target (#)
Vincent K. McMahon	0
Michelle D. Wilson	177,219
George A. Barrios	176,931
Paul Levesque	29,394
Kevin Dunn	182,621

Other Compensation Matters

Employment and Other Agreements. We have an amended and restated employment agreement with our Chairman and Chief Executive Officer, Vincent K. McMahon, under which we pay him an annual salary of $1,325,000 in respect of 2016 and he is entitled to participate in our management incentive plan with a target bonus of 100% of base salary. See “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table.”

While we generally attempt to avoid entering into employment agreements with our other executives, we have individual severance arrangements with many of our executive officers including our named executive officers, which provide for a specified period of severance in the event of an involuntary termination of employment without cause. The Company also has a severance plan for all eligible employees (generally full-time employees and part-time employees who regularly work in excess of 30-hour weeks and, in either case, have at least one year of employment with the Company) which provides for severance in the case of involuntary termination of employment without cause, ranging, depending on length of service, from a minimum of four (4) weeks to a maximum of one year. The employee is also entitled to a prorated bonus for the year of termination, at rates to be determined, if his or her termination occurs after July 1 of the year. Employee health insurance is also provided during the severance period. The Company believes that these severance arrangements are important for the Company to attract and retain high caliber employees.

Since he joined the Company as a performer in 1995, Mr. Levesque has been party to a booking agreement with the Company under which he is one of our top talent.

Stock Ownership Guidelines & Holding Requirements. We believe that it is in the best interests of our stockholders for management and directors to own a significant amount of our Common Stock. We have stock ownership guidelines for our Directors and our executive officers with a title of Executive Vice President or higher. Under the guidelines, the individual must attain the following multiple of base salary (or annual cash retainer, in the case of Directors):

Title	Multiple
Chairman and Chief Executive Officer	6x
Director	3x
EVP	2x

Valuations of ownership are made at the beginning of each year based on the average of the prior calendar year’s month-end closing stock prices. Until the required multiple of ownership is attained, 50% of the after-tax shares received upon the vesting of performance and restricted stock units must be held by the individual. Once the respective multiple is attained, so long as none of the shares required for such attainment are disposed, the obligation remains met despite any subsequent decline in stock price.

Anti-Hedging Policy: Under the Dodd-Frank Act, the SEC is required to promulgate disclosure rules relating to hedging practices in Company securities granted as compensation by insiders. The Company does not believe that hedging to reduce investment risk of owning Company securities is an issue among its directors or executive officers, and to the Company’s knowledge, none of its directors or named executive officers has engaged in such hedging or pledged any of his or her Company securities. As a result, the Company has decided to await the adoption of these rules by the SEC prior to formulating an anti-hedging policy.

Clawbacks. The Company has not been faced with the situation of, and has no formal policies governing what would happen in the event of, a restatement or adjustment of financial statements on which prior bonuses or stock performance decisions have been made. However, the NYSE is expected to revise its listing standards in accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) to require listed issuers to adopt and disclose clawback policies. Under such policies, an accounting restatement due to material noncompliance with any financial reporting requirements under the securities laws would trigger a clawback. The Company will be required to recover any erroneously awarded compensation payments that would not have been made had the restated accounting numbers been used. Payments made to current or former executive officers during the three-year period preceding the date of a restatement will be subject to this policy. Our existing incentive compensation plans will be reviewed and updated for consistency with the final clawback rules when they are adopted by the SEC. Our proposed 2016 Omnibus Incentive Plan provides for clawbacks as required by law. See Proposal 2 – Approval of 2016 Omnibus Incentive Plan.

Tax Considerations. Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to publicly held corporations for annual compensation over $1,000,000 paid to certain executives of that corporation. The Internal Revenue Code generally excludes from the $1,000,000 limitation, any compensation paid based on the attainment of pre-established, objective performance goals established under a stockholder-approved plan. The Compensation Committee uses, where practical, compensation policies and programs that are intended to preserve the tax deductibility of executive compensation; however, the Compensation Committee in its sole discretion may approve payment of nondeductible compensation from time to time if the Compensation Committee determines that it is in the best interest of our Company to do so.

Tally Sheets. Tally sheets are provided to the Compensation Committee annually to supplement its review of aggregate compensation for each executive officer in connection with setting salary, granting performance-based incentive compensation and longer-term equity incentive compensation for the year. Total compensation is reviewed from time to time vis-à-vis broad-based published market data to determine whether the compensation paid to our executives is generally competitive relative to the market. It should be noted that this market data is not obtained from a specified peer group but rather is a combination of both general industry and industry-specific (media) information. It is not the same as either of the groups used for comparison in the Cumulative Total Return Chart included in the Company’s Annual Report on Form 10-K. Given the challenges associated with benchmarking our compensation against direct competitors, we do not attempt to maintain a certain target percentile compensation level within a designated peer group.

Management’s Role in the Compensation-Setting Process. The Chairman and Chief Executive Officer and the Human Resources Department annually review the performance of each officer shortly after the financial results for a fiscal year are known. The conclusions and recommendations resulting from this review, including proposed salary, bonuses and equity-based grants, to Executives are presented to the Compensation Committee for its final approval.

Role of Compensation Consultant and Use of Market Data. During 2015, the Committee consulted with the Compensation Consultant who is paid by the Company and has access to management, but is hired by and reports directly to the Compensation Committee. To date, design aspects of compensation have been proposed by management, with the Compensation Consultant advising on the appropriateness of the design and market competitive levels of compensation. The Compensation Committee, however, does not specify limits either on the scope of the Compensation Consultant’s inquiry or on areas on which the Compensation Consultant is allowed to comment, other than to prohibit the Compensation Consultant from undertaking work on behalf of management without the Committee’s consent. The Compensation Consultant has never provided consulting services to the Company other than for executive and Director compensation, and the Committee has reviewed the Compensation Consultant’s independence and has determined that no conflicts of interest exist. The Committee annually reviews the Compensation Consultant’s independence (most recently in February 2016) and has affirmatively determined that no conflicts of interest exist.

2015 Say-on-Pay Advisory Vote Outcome. The Compensation Committee considered the results of the 2015 advisory, non-binding vote to approve executive compensation in connection with the discharge of its responsibilities. In excess of 99% of the vote of our shareholders in 2015 was in favor of the compensation of our named executive officers. Our stockholders have voted in an advisory vote to hold these advisory votes to approve executive compensation annually. As a result, the Board has decided that we will hold the advisory vote again this year as described in “Proposal 5 – Advisory Vote to Approve Executive Compensation.”

Conclusion

The Compensation Committee of the Board understands its responsibility for evaluating and approving the Company’s compensation programs, including reviewing and approving the Company’s compensation philosophy as well as corporate goals and objectives relative to incentive compensation, evaluating performance in light of those goals and determining compensation levels based on this evaluation. Management and, in particular, the Chairman and Chief Executive Officer and Human Resources Department, are instrumental in developing recommendations relating to the compensation program, subject to final approval by the Compensation Committee. The Compensation Committee is assisted in this regard by its independent Compensation Consultant.

We believe that we have an appropriate mix of compensation components along with competitive compensation levels that incentivize management and serve our attraction, retention and motivation goals while remaining fiscally prudent and not encouraging excessive risks. Going forward, while we may adjust certain aspects of the compensation program, we believe that it is fundamentally sound and abides by a strong pay for performance philosophy.

Compensation Committee Report

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Exchange Act that might incorporate future filings, in whole or in part, including our Annual Report on Form 10-K for the year ended December 31, 2015 and the Company’s currently effective Registration Statements on Form S-8, the following Report, and the Audit Committee Report set forth under Proposal 4 —Ratification of Selection of Independent Registered Public Accounting Firm, shall not be incorporated by reference into any such filings.

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

The Compensation Committee
Frank A. Riddick, III, Chair
Laureen Ong
Jeffrey R. Speed

Summary Compensation Table

The following table sets forth certain information about the compensation of our Principal Executive Officer, our Chief Financial Officer and our three next most highly compensated executive officers who were serving as executive officers at December 31, 2015. These individuals are referred to as the “named executive officers.”

						Non-Equity
				Stock		Incentive Plan	All Other
		Salary	Bonus	Awards		Compensation	Compensation		Total
Name and Principal Position (a)	Year (b)	($)(c)	($)(d)	($)(e)		($)(g)	($)(i)		($)(j)
Vincent K. McMahon	2015	1,239,923	0	0		2,050,000	19,075	(1)	3,308,998
Chairman & Chief Executive Officer	2014	1,179,192	0	0		1,220,035	14,658		2,413,885
	2013	1,142,308	0	0		575,000	7,650		1,724,958

Michelle D. Wilson	2015	729,615	0	3,099,994	(2)	669,000	9,192	(1)	4,507,801
Chief Revenue & Marketing Officer

George A. Barrios	2015	723,692	0	3,099,994	(2)	662,000	9,192	(1)	4,494,878
Chief Strategy & Financial Officer	2014	700,000	0	600,000		360,360	8,610		1,668,970
	2013	628,846	0	566,701		175,000	7,650		1,378,197

Paul Levesque	2015	573,269	0	299,995	(2)	526,000	1,713,360	(3)	3,112,624
EVP, Talent, Live Events & Creative	2014	544,615	0	300,000		283,140	1,647,431		2,775,186
	2013	512,692	0	0		130,000	1,868,639		2,511,331

Kevin Dunn	2015	859,904	0	3,099,994	(2)	788,000	10,272	(1)	4,758,170
Executive Producer	2014	757,692	0	600,000		424,710	9,090		1,791,492
	2013	811,538	0	749,996		175,000	7,650		1,744,184
____________________

(1)	Consists of matching contributions under our 401(k) plan and certain life insurance payments.

(2)	Represents the aggregate grant date fair value of awards of restricted and performance stock units pursuant to our 2007 Omnibus Incentive Plan consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under FASB ASC Topic 718, excluding the effect of estimated forfeitures. For these purposes, performance stock units, including the special grants made in 2015 to Ms. Wilson and Messrs. Barrios and Dunn (see Compensation Discussion and Analysis -- Compensation Components; Performance Stock, Retention and Non-Competition Agreements), are assumed to have been granted in amounts that would occur if the Company had met all performance criteria at 100% of target. Assuming hypothetically that the highest level of performance conditions had been achieved, the number of performance shares would have been 200% of the numbers included in the table which would result in maximum grant date values of $6,199,988 million for Ms. Wilson and Messrs. Barrios and Dunn and $599,990 for Mr. Levesque. For disclosure on assumptions made in the valuation of these awards, see “Note 17 -- Stock-based Compensation” to our Consolidated Financial Statements. For 2015, the Company achieved a score of 7.2 out of ten on its strategic objectives and met the related revenue threshold, achieved 151% of its OBIDA funding factor and 200% of its Revenue funding factor. Accordingly, 164% of the target stock awards were earned, subject to vesting in three equal annual instalments beginning July 2016. To the named executive officers, this totaled as follows: for each of Ms. Wilson and Messrs. Barrios and Dunn – 354,039 shares; and for Mr. Levesque – 34,262 shares.

(3)	Consists principally of performance fees and royalties paid to Mr. Levesque as one of the Company’s top talent. See “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table – Employment and Booking Agreements.”

Grants of Plan-Based Awards for 2015

								Grant Date
		Estimated Possible Payouts Under			Estimated Possible Payouts Under			Fair Value
		Non-Equity Incentive Plan Awards(1)			Equity Incentive Plan Awards(2)			of Stock
	Grant Date	Threshold	Target	Maximum	Threshold	Target	Maximum	Awards(3)
Name (a)	(b)	($)(c)	($)(d)	($)(e)	(#)(f)	(#)(g)	(#)(h)	($)(l)
Vincent K. McMahon	2/12/15	225,000	1,250,000	2,500,000	0	0	0	0
Michelle D. Wilson	2/12/15	66,150	367,500	735,000	38,578	215,877	431,754	3,099,994
George A. Barrios	2/12/15	65,520	364,000	728,000	38,578	215,877	431,754	3,099,994
Paul Levesque	2/12/15	51,975	288,750	577,500	3,760	20,891	41,782	299,995
Kevin Dunn	2/12/15	77,963	433,125	866,250	38,578	215,877	431,754	3,099,994
____________________

(1)	The amounts shown in column (c) reflect the generally applicable minimum payment level under the Company’s 2015 management incentive plan administered under the 2007 Omnibus Incentive Plan which is 60% of 30% (which equals 18%) of the target amount shown in column (d) (this assumes the threshold of the strategic objectives test is met and all other performance measures are below thresholds). Actual minimums could be lower due to a restricted bonus pool available to the Company as a whole or due to the exercise of negative discretion. The amount shown in column (e) is 200% of the individual’s target, which was the maximum payment under the bonus plan.

(2)	The amounts shown in column (f) reflect the number of performance units that would be earned (subject to vesting) if the Company had met the threshold level of either the strategic objectives test or the Revenue test and, in each case, performed below its minimum for the other two performance measures in 2015 which would result in a minimum performance level equal to 60% of 30% (which equals 18%) of the target number of shares shown in column (g). If the Company exceeds these thresholds, there is an increase to 100% of the target units at 100% attainment of all three funding factor targets, which is reflected in column (g). Above those targets, the units increase up to a maximum possible grant under the plan of 200% of target units. This maximum number is shown in column (h). For 2015, the Company achieved a score of 7.2 out of ten on its strategic objectives and met the related revenue threshold, achieved 151% of its OBIDA funding factor and 200% of its Revenue funding factor. Accordingly, 164% of the target stock awards were earned, subject to vesting in three equal annual instalments beginning July 2016. To the named executive officers, this totaled as follows: for each of Ms. Wilson and Messrs. Barrios and Dunn – 354,039 shares; and for Mr. Levesque – 34,262 shares.

(3)	Reflects the full grant date fair value under FASB ASC Topic 718 of grants of stock units and is based upon the probable outcome of such conditions on the date of grant. The amounts are consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under FASB ASC Topic 718, excluding the effect of estimated forfeitures, and correspond with the 2015 stock award values in the Summary Compensation Table. See “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table” for more information about our restricted and performance stock units. For additional disclosure on assumptions made in the valuation of these awards, see “Note 17 – Stock-based Compensation” to our Consolidated Financial Statements.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

The Summary Compensation Table and Grants of Plan-Based Awards Table above provide certain information regarding compensation of our named executive officers. This narrative provides additional explanatory information regarding compensation of our named executive officers and should be read in conjunction with those tables.

Employment and Booking Agreements. Vincent K. McMahon. We have an amended and restated employment agreement with Mr. McMahon. This employment agreement has a term ending December 31, 2016, but automatically extends for successive one-year periods unless either party gives notice of nonextension at least 180 days prior to the expiration date. Under his employment agreement, Mr. McMahon is entitled to salary in the initial annual amount of $1,100,000, subject to increase in the discretion of the Compensation Committee (the Compensation Committee increased Mr. McMahon’s salary most recently to $1,325,000 in respect of 2016), and is entitled to participate in the Company’s incentive bonus plan with an annual target bonus of 100% of salary.

In the event we terminate Mr. McMahon’s employment other than for cause (as defined in his employment agreement) or if he terminates his employment for good reason (as defined) within the two-year period following a change in control (as defined), we are obligated to pay to Mr. McMahon compensation and benefits that are accrued but unpaid as of the date of termination, plus a payment equal to two times his base salary and, assuming the Company meets its minimum (threshold) performance targets for the year in which the termination occurs, two times his target bonus for that year. Payment of severance is conditioned on Mr. McMahon’s release of any claims against the Company and its affiliates. Mr. McMahon will also continue his health, accident, and life insurance benefit plan participation for a two-year period following such termination, unless he obtains substantially similar coverage with a new employer. The Company does not provide Mr. McMahon a tax gross up -- under his employment agreement, if any severance pay or benefits would constitute a “parachute payment,” the Company would reduce such payments to Mr. McMahon to the extent required so that they do not subject Mr. McMahon to excise taxes and such payments shall be deductible by the Company, unless the full parachute payments would result in a greater net benefit to Mr. McMahon after he pays all related excise taxes.

If Mr. McMahon dies or becomes disabled (as defined in the agreement) during the term of his agreement, or if we terminate Mr. McMahon’s employment for cause or if he resigns other than for good reason following a change in control, we are obligated to pay him (or his estate, as applicable) compensation and benefits accrued but unpaid as of the date of termination. The agreement also contains confidentiality covenants and covenants that, among other things, grant to the Company intellectual property ownership in his ideas, inventions and performances and prohibit him from competing with the Company and its affiliates in professional wrestling and our other core businesses during employment and for one year after termination. The agreement allows Mr. McMahon and members of his immediate family to use the Company’s aircraft for personal travel when it is not being used for business purposes. Personal use of the jet is paid for by Mr. McMahon so that no incremental cost is incurred by the Company.

Paul Levesque. Since he joined the Company as a performer in 1995, we have had a booking agreement with Mr. Levesque under which he is one of our top talent as an independent contractor. Under his current booking agreement, Mr. Levesque is entitled to a minimum guaranteed annual payment of $1,000,000 which the Company recoups from all payments under the agreement including pay for performing in live and televised events and royalties for merchandise sold utilizing Mr. Levesque’s name and/or likeness. Mr. Levesque has out-earned this minimum guarantee in each of the past several years. The agreement currently runs until March 30, 2016, and we contemplate extending this agreement on the same terms and conditions for an additional three years after its current term ends.

Other Agreements and Programs. While we generally attempt to avoid entering into employment agreements with our other executives, we have severance arrangements with many of our executive officers including our named executive officers, which provide for a specified period of severance (and, in certain instances, the vesting of equity beyond what is required by the plan) in the event of an involuntary termination of employment without cause. The Company also has a severance plan for all eligible employees (generally full-time employees and part-time employees who regularly work in excess of 30-hour weeks and, in either case, have at least one year of employment with the Company) which provides for severance in the case of involuntary termination of employment without cause, ranging, depending on length of service, from a minimum of four (4) weeks to a maximum of one year. The employee is also entitled to a prorated bonus for the year of termination, at rates to be determined at the time of termination, if his or her termination occurs after July 1 of the year. Employee health insurance is also provided during the severance period. This policy covers any executive officers who do not have individual severance agreements. The Company believes that these severance provisions are necessary for the Company to attract and retain high caliber employees.

Performance and Restricted Stock Units. Under the terms of our RSUs, dividends accrue at the same rate as are paid on our shares of Class A common stock. In the case of PSUs, dividends begin to accrue after the performance test has been met. This ensures that, to the extent shares are not earned due to a performance shortfall, no dividends will be paid on the units. Dividend accruals vest at the same time as the vesting of the RSUs or PSUs on which they accrue. Under the standard terms of our PSUs and RSUs, units generally vest over three years (assuming, in the case of PSUs, that the performance test has been met), however the units have a double trigger accelerated vesting provision so that in the event of a change of control, if the employee is terminated without cause or terminates his or her employment as a result of a decrease in base salary, a change in responsibility or reporting structure or a change in employment location of more than 25 miles, such vesting is accelerated. For the special PSU grants in 2015 (see Compensation Discussion and Analysis -- Compensation Components; Performance Stock, Retention and Non-Competition Agreements), vesting is in 20%, 30% and 50% tranches, which we believe will strengthen the longer-term orientation and retention feature of these grants, and in case of a termination of employment by the Company without cause, if the performance tests were met before the termination, the portion of the performance-adjusted PSUs scheduled to vest on the next annual vesting date (including any related dividend equivalent units) will vest at that date, and the remainder of the award will be forfeited.

Management Incentive Plan. Our management incentive plan is administered under the 2007 Omnibus Incentive Plan and provides for incentive cash bonuses to be made annually based upon Company-wide and individual performance. The plan provides guidelines for the calculation of bonuses subject to Compensation Committee oversight and approval. For 2015, participants’ bonuses were based on two components, individual performance and Company performance. The participant had to meet threshold targets for both components in order to receive any bonus under the management incentive plan. Individual performance was scored based on many factors, such as competency, creativity, leadership and communication, with scores in each area and a final score, summarizing such factors, of between 0 and 5 and a threshold of 2.5. At the beginning of 2015, the Compensation Committee set a Company-wide performance target for Revenue, OIBDA and a series of strategic objectives relating to the Company’s brand strength, growth initiatives and its business development, all as described above in the “Compensation Discussion and Analysis.” As an additional performance requirement, the strategic objectives funding factor was deemed met only if the Company achieved net revenues in excess of $400 million for the year. Bonuses paid under the management incentive plan to named executive officers is included in the Summary Compensation Table. Beginning in 2016, our management incentive plan will be administered under a new 2016 Omnibus Incentive Plan conditional upon its approval by stockholders at the Annual Meeting. See “Proposal 2 – Approval of 2016 Omnibus Incentive Plan.”

Outstanding Equity Awards at December 31, 2015

	Stock Awards
			Market Value of
	Number of Shares or		Shares or Units of
	Units of Stock That		Stock That Have Not
Name(a)	Have Not Vested (#)(g)		Vested ($)(h)
Vincent K. McMahon	0		0
Michelle D. Wilson	383,550	(1)	6,842,532	(2)
George A. Barrios	383,550	(1)	6,842,532	(2)
Paul Levesque	43,090	(1)	768,726	(2)
Kevin Dunn	387,385	(1)	6,910,948	(2)
____________________

(1)	Includes dividends that have accrued (at a non-preferential rate) as additional units but were not vested at December 31, 2015. Performance stock units vest in installments on or about July 20 of 2016, 2017 and 2018. Includes shares underlying 2015 annual grant of performance share units earned in 2015 at 164% of target.

(2)	These amounts are calculated by multiplying the closing price of the Company’s Common Stock of $17.84 on December 31, 2015, the last trading day in 2015, by the number of unvested stock units on that day.

Stock Vested during 2015

	Stock Awards
	Number
	of Shares	Value
	Acquired on	Realized
	Vesting	on Vesting
Name (a)	(#)(d)(1)	($)(e)(2)
Vincent K. McMahon	0	0
Michelle D. Wilson	48,039	811,379
George A. Barrios	48,039	811,379
Paul Levesque	4,355	73,556
Kevin Dunn	60,736	1,025,831
____________________

(1)	The number of shares acquired on vesting reflects the gross number of shares that vested, including shares withheld by the Company to cover the withholding tax payable upon such vesting.

(2)	The amounts are calculated by multiplying the number of shares vested by $16.89, the closing price on the trading day immediately preceding their vesting (July 20, 2015).

Potential Payments Upon Termination or Change in Control.

Certain agreements with our named executive officers provide for severance and/or accelerated vesting of equity in the event of an involuntary termination without cause or a termination following a change in control. The Company also has a severance plan for all eligible employees (generally full-time employees and part-time employees who regularly work in excess of 30-hour weeks and, in either case, have at least one year of employment with the Company) which provides for severance in the case of involuntary termination of employment without cause, ranging, depending on title and length of service, from a minimum of four (4)

weeks to a maximum of one year. The employee is also entitled to a prorated bonus for the year of termination, at rates to be determined (based on actual Company performance), if his or her termination occurs after July 1 of the year. Employee health insurance is also provided during the severance period. Under the standard terms of our PSUs, in the event that, within 24 months after a change of control, as defined in the agreement, an employee is terminated without cause or terminates his or her employment as a result of a decrease in base salary, a change in responsibility or reporting structure or a change in employment location of more than 25 miles (“Constructive Termination”), such stock units and accrued dividend units will vest at the target level. Under their Performance Agreements, if Ms. Wilson, Mr. Barrios or Mr. Dunn is terminated without cause, as defined in his or her Performance Agreement, for any PSUs granted thereunder that have met their performance tests before the termination, the shares that would otherwise vest at the next vesting date will vest, and all other PSUs and related dividend units under the Performance Agreement will be forfeited. Since at December 31, 2015, none of these PSUs had met their performance test, none are included in the below Involuntary Not for Cause Termination numbers. The following is a quantification of such provisions, assuming hypothetically that the triggering event took place on the last business day of 2015 with the closing price per share of the Company’s Common Stock on that date of $17.84.

				Constructive
				Termination
		Involuntary		Following
	Executive Benefit	Not For Cause		Change in
	and Payments	Termination		Control
Name	Upon Separation	($)		($)
Vincent K. McMahon	Compensation:
	Salary	2,500,000	(1)	2,500,000	(1)
	Bonus	2,500,000	(1)(2)	2,500,000	(1)(2)

	Long-Term Incentive
	Compensation:
	Accelerated Vesting of
	Stock Units	0		0
	Continuation of health,
	accident and life insurance	24,312	(3)	24,312	(3)
	Total:	5,024,312		5,024,312

Michelle D. Wilson	Compensation:
	Salary	735,000		0
	Bonus	367,500		0

	Long-Term Incentive
	Compensation:
	Accelerated Vesting of
	Stock Units	0		1,441,204
	Continuation of health,
	accident and life insurance	24,312		0
	Total:	1,126,812		1,441,204

				Constructive
				Termination
		Involuntary		Following
	Executive Benefit	Not For Cause		Change in
	and Payments	Termination		Control
Name	Upon Separation	($)		($)
George A. Barrios	Compensation:
	Salary	728,000	(4)	0
	Bonus	364,000	(2)	0

	Long-Term Incentive
	Compensation:
	Accelerated Vesting of
	Stock Units	0		1,441,204
	Continuation of health,
	accident and life insurance	38,550	(3)	0
	Total:	1,130,550		1,441,204

Paul Levesque	Compensation:
	Salary	577,500	(4)	0
	Bonus	288,750	(2)	0
	Long-Term Incentive
	Compensation:
	Accelerated Vesting of
	Stock Units	0		521,410
	Continuation of health,
	accident and life insurance	38,550	(3)	0
	Total:	904,800		521,410

Kevin Dunn	Compensation:
	Salary	866,250	(4)	0
	Bonus	433,125	(2)	0

	Long-Term Incentive
	Compensation:
	Accelerated Vesting of
	Stock Units	0		1,570,045
	Continuation of health,
	accident and life insurance	38,550	(3)	0
	Total:	1,337,925		1,570,045
____________________

(1)	Includes voluntary resignation for good reason. Under his employment agreements, Mr. McMahon is required to maintain the confidentiality of Company information indefinitely after his termination and has a one-year non-compete covenant.

(2)	The Company met its minimum (threshold) performance targets under our MIP for 2015. Otherwise, this number would have been $0.

(3)	Estimate based on current rates and premiums for the Company under the Consolidated Omnibus Reconciliation Act (“COBRA”).

(4)	Payable over severance period.

Director Compensation for 2015

For 2015, we paid our non-employee Directors a retainer at an annual rate of $85,000, payable in equal quarterly installments in arrears. In addition, we paid our Audit and Compensation Committee Chairs an annual fee of $12,000, and our Governance & Nominating Committee Chair an annual fee of $8,000, in each case in equal quarterly installments in arrears. Non-employee Directors also received a fee of $1,500 for each Board meeting that they attended in person and a fee of $500 for each Board meeting in which they participated by telephone. They received a fee of $1,500 for each Committee meeting they attend, whether in person or telephonically. Fifty percent of a Director’s retainer is paid in unrestricted shares of our Class A common stock and, at the election of the Director, the remaining 50% of such retainer, together with all chair and meeting fees, may be paid either in such shares or in cash. All Directors receive reimbursement of expenses incurred in connection with participation in our Board and Committee meetings. Management Directors do not receive additional compensation for their services as a Director. Effective January 1, 2016, the annual retainer for non-employee directors was increased to $100,000; annual chair fees for the Audit and Compensation Committees increased to $15,000 and for the Governance and Nominating Committee to $10,000; and fees for telephonic Board meetings increased to $1,500. The Company has Indemnification Agreements with its outside directors which, together with our Charter and By-laws, provide for indemnification to the fullest extent allowed by applicable law.

The following table sets forth the components of total compensation earned during 2015 by our non-employee Directors.

		Stock
	Fees Earned or	Awards	Total
Name (a)	Paid in Cash	($)(c)(1)	($)(h)
Stuart U. Goldfarb	65,533	42,500	108,033
Patricia A. Gottesman	63,527	42,500	106,027
David Kenin(2)	23,574	13,310	36,884
Laureen Ong	53,533	42,500	96,033
Joseph H. Perkins	59,533	42,500	102,033
Robyn W. Peterson(3)	45,423	35,889	81,312
Frank A. Riddick, III	80,533	42,500	123,033
Jeffrey R. Speed	79,280	42,500	121,780
____________________

(1)	Represents the aggregate grant date fair value under FASB ASC Topic 718. See “Security Ownership of Certain Beneficial Owners and Management” for a description of the number of shares of our Class A common stock owned by each of our Directors.

(2)	Mr. Kenin left our Board in April 2015.

(3)	Mr. Peterson joined our Board in February 2015.

Certain Relationships and Related Transactions

Stephanie McMahon is the daughter of Vincent McMahon, and Paul Levesque is her husband. Both Stephanie McMahon and Paul Levesque are executive officers and directors of the Company and are nominated for election to the Board of Directors at the upcoming Annual Meeting. Each is a performer for the Company. These executives receive compensation in their capacities as employees and as independent contractor performers for the Company including participating in talent royalties for certain Company products bearing his or her name and/or likeness. Each has a booking contract with the Company. Ms. McMahon’s total compensation in 2015 in all these capacities was approximately $1,738,950. Mr. Levesque’s compensation is detailed in the Summary Compensation Table. While, under its charter, the Audit Committee is responsible for reviewing and approving related party transactions, which the Company defines as those required to be disclosed by applicable SEC regulations, the Audit Committee does not review the retention of Stephanie McMahon or Paul Levesque each year, nor does it approve their levels of compensation. Instead, as to levels of their compensation as employees, the Audit Committee relies on the approval procedures of the Compensation Committee. Their pay as performers is negotiated by the Company’s Chairman/Chief Executive Officer, the Company’s Talent Relations Department and/or the Company’s film studio, as applicable. The Audit Committee believes this oversight to be consistent with relevant industry expertise and good business practice. While no written policies exist, the Audit Committee believes it would apply a standard of reasonable business practices to any other related party transactions.

Shane B. McMahon is the son of Vincent McMahon and brother of Stephanie McMahon. Shane McMahon is a former executive officer and performer with the Company. In 2016, Shane McMahon returned as a performer for the Company. While no agreement has been reached at this time, the Company anticipates that Shane McMahon will receive in excess of $120,000 for these services which will be disclosed in next year’s proxy statement.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our Directors, executive officers, and persons who own more than 10% of our common stock to file reports of their ownership and changes in ownership of our common stock with the SEC. Based on information available to us during 2015, we believe that all Section 16(a) filings were made timely.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information known to us with respect to beneficial ownership of our Common Stock as of March 1, 2016 by (1) each stockholder known by us to be the beneficial owner of more than five percent of either Class A common stock or Class B common stock; (2) each of the Directors and named executive officers; and (3) the Directors and executive officers as a group. Unless otherwise indicated, the address of each stockholder listed in the table below is 1241 East Main Street, Stamford, Connecticut 06902.

		Amount and Nature
		of Beneficial
Title of Class	Name and Address of Beneficial Owner	Ownership		% of Class
Class B(1)	Vincent K. McMahon	39,272,641	(2)	94.2
Class B(1)	Linda E. McMahon	4,306,036	(3)	10.3
Class B(1)	Stephanie McMahon	1,904,210	(4)	4.6
Class A	Lindsell Train Limited(5)	5,572,681		16.3
	66 Buckingham Gate
	London SW1E 6AU UK
Class A	The Vanguard Group(6)	3,679,045		10.7
	100 Vanguard Blvd.
	Malvern, PA 19355
Class A	Eminence Capital, LP(7)	3,387,248		9.9
	65 East 55th Street, 25th Floor
	New York, NY 10022
Class A	Morgan Stanley(8)	2,635,719		7.7
	1585 Broadway
	New York, NY 10036
Class A	BlackRock, Inc.(9)	2,037,577		5.9
	55 East 52nd Street
	New York, NY 10022
Class A	Talpa Beheer B.V. (10)	1,902,315		5.5
	Burgemeester A. Colijnweg 2
	1182 AL Amstelveen
	The Netherlands
Class A	Michelle D. Wilson	29,599		*
Class A	George A. Barrios	188,698		*
Class A	Paul Levesque	53,636	(11)	*
Class A	Kevin Dunn	140,013		*
Class A	Stuart U. Goldfarb	15,904		*
Class A	Patricia A. Gottesman	16,873		*
Class A	Laureen Ong	4,256		*
Class A	Joseph H. Perkins	15,558		*
Class A	Robyn W. Peterson	2,152		*
Class A	Frank A. Riddick, III	28,234		*
Class A	Jeffrey R. Speed	25,109		*
Class A and Class B(12)	All Executive Officers and Directors as a	41,814,413		55.1
	(Group (18 Persons)
____________________

*	Less than one percent.

(1)	Class B common stock is fully convertible into Class A common stock, on a one-for-one basis, at any time at the election of the holder. The two classes are entitled to equal per share dividends and distributions and vote together as a class with each share of Class B entitled to ten votes and each share of Class A entitled to one vote, except when separate class voting is required by applicable law. If any shares of Class B common stock are beneficially owned by any person other than Vincent McMahon or his wife, Linda McMahon, any descendant of either of them, any entity which is wholly owned and is controlled by any combination of such persons or any trust, all the beneficiaries of which are any combination of such persons, each of those shares will automatically convert into shares of Class A common stock.

(2)	Excludes 566,670 shares of Class B common stock and 100 Shares of Class A common stock owned by Mr. McMahon’s wife, Linda McMahon. Includes 3,739,266 shares held by the Vincent K. McMahon 2013 Irrev. Trust U/A dated 12/5/13 (the “2013 GRAT”) over which Mr. McMahon has unilateral power to sell. Due to her ability to vote and sell shares held by the 2013 GRAT, its 3,739,266 shares are also reported as beneficially owned by Linda McMahon in the table above.

(3)	Includes 566,670 shares of Class B and 100 shares of Class A held directly by Mrs. McMahon and 3,739,266 shares of Class B common stock held by the 2013 GRAT over which Mrs. McMahon has sole voting power and unilateral power to sell. Due to his ability to sell shares held by the 2013 GRAT, its 3,739,266 shares are also reported as beneficially owned by Mr. McMahon in the table above.

(4)	Includes (i) 54,817 shares of Class A common stock held by Ms. McMahon; and (ii) 1,849,393 shares of Class B common stock held by the Stephanie McMahon Levesque Trust u/a Vincent K. McMahon Irrev. Trust dtd. 12/23/2008 (the “2008 Trust”). Ms. McMahon is a beneficiary of the 2008 Trust. She has sole investment power over the shares held by the 2008 Trust. Excludes shares held by Paul Levesque, Ms. McMahon’s husband.

(5)	The amount shown is derived from an Amended Schedule 13G, filed February 16, 2016. Lindsell Train Ltd, (“Lindsell”) is an investment adviser with shared power to dispose of these shares and shared power to vote 4,692,681 of the shares. Messrs. Michael James Lindsell and Nicholas John Train each owns a significant membership interest in Lindsell and therefore may be deemed to control shares held in managed accounts by Lindsell. Each of the reporting persons disclaims beneficial ownership in such shares except to the extent of his pecuniary interest therein.

(6)	The amount shown is derived from a Schedule 13G, amended February 11, 2016. The Vanguard Group is an investment adviser with sole dispositive power over 3,613,385 shares, shared dispositive power over 65,660 shares and sole voting power over 67,760 shares.

(7)	The amount shown is derived from an Amended Schedule 13G, filed February 16, 2016. Eminence Capital, LP is a management company to several Eminence funds owning shares, and Eminence GP, LLC, is the general partner or manager of certain partnerships and master funds owning shares, and each therefore may be deemed to have voting and dispositive power over those shares. Ricky C. Sandler is CEO of Eminence Capital, LP and may be deemed to have voting and dispositive power over the shares.

(8)	The amount shown is derived from an Amended Schedule 13G, filed February 5, 2016. Morgan Stanley is a parent holding company of Morgan Stanley Capital Services LLC.

(9)	The amount shown is derived from a Schedule 13G, filed January 28, 2016. BlackRock, Inc. is a parent holding company with sole power to vote 1,973,820 of the shares and sole power to dispose of all of the shares.

(10)	The amount shown is from an Amended Schedule 13G, filed February 16, 2016 jointly filed on behalf of Talpeer Baher B.V., a private company (“TBBV”). Theatrum Novum C.V., a limited partnership (“TNCV”), Theatrum Novum Management B.V., a private company (“TNMBV”), Stichting Administratiekantoor Talpa Beeher, a foundation (“SATB”) and Johannes Hendrikus Hubert de Mol (“Mr. deMol”). TNCV owns a majority of the shares of TBBV, and TNMVB is the general partner of TNCV. SATB is the limited partner of TNCV and owns a majority of the shares of TNMBV. Mr. deMol is Chairman and owns a majority of the shares of SATB and is sole managing director of TNMBV and TBBV, which has sole right to vote and dispose of the shares listed above.

(11)	Excludes shares held by Stephanie McMahon, Mr. Levesque’s wife.

(12)	Assumes hypothetically that all shares of Class B common stock have been converted into Class A common stock.

PROPOSAL 2—APPROVAL OF WORLD WRESTLING ENTERTAINMENT, INC.
2016 OMNIBUS INCENTIVE PLAN

Background

On February 3, 2016, the Board of Directors approved, subject to stockholder approval, the World Wrestling Entertainment, Inc. 2016 Omnibus Incentive Plan (the “2016 Plan”). If the 2016 Plan is approved by our stockholders, it will authorize the issuance of up to 5,000,000 shares of our Common Stock through various equity compensation awards. The 2016 Plan will replace the World Wrestling Entertainment, Inc. 2007 Omnibus Incentive Plan (the “Predecessor Plan”), and no new awards will be granted under the Predecessor Plan. Any awards outstanding under the Predecessor Plan on the date of stockholder approval of the 2016 Plan will remain subject to and be paid under the Predecessor Plan, and any shares subject to outstanding awards under the Predecessor Plan that subsequently cease to be subject to such awards (other than by reason of settlement of the awards in shares) will automatically become available for issuance under the 2016 Plan.

The Board of Directors recommends that stockholders approve the 2016 Plan. The purpose of the 2016 Plan is to enhance the Company’s ability to attract and retain highly qualified officers, non-employee directors, key employees, consultants and advisors, and to motivate such service providers to serve the Company and to expend maximum effort to improve the business results and earnings of the Company, by providing to such persons an opportunity to acquire or increase a direct proprietary interest in the operations and future success of the Company. The 2016 Plan also allows the Company to promote greater ownership in the Company by such service providers in order to align their interests more closely with the interests of the Company’s stockholders. Stockholder approval of the 2016 Plan will also enable the Company to grant awards under the 2016 Plan that are designed to qualify for special tax treatment under Section 422 of the U.S. Internal Revenue Code (IRC), and to enable the Company to design both cash-based and equity-based awards intended to be fully deductible as “performance-based compensation” under IRC Section 162(m).

Under IRC Section 162(m), we are generally prohibited from deducting compensation paid to “covered employees” in excess of $1 million per person in any year. “Covered employees” are defined as the chief executive officer and the three other most highly compensated named executive officers (excluding the chief financial officer). Compensation that qualifies as “performance-based” is not subject to the $1 million limit. In general, one of the requirements that must be satisfied to qualify as performance-based compensation is that the material terms of the performance goals under which the compensation may be paid must be disclosed to and approved by a majority vote of our stockholders, generally at least once every five years. For purposes of IRC Section 162(m), the material terms of the performance goals generally include (a) the individuals eligible to receive compensation upon achievement of performance goals, (b) a description of the business criteria on which the performance goals may be based, and (c) the maximum amount that can be paid to an individual upon attainment of the performance goals. By approving the 2016 Plan, stockholders also will be approving the material terms of the performance goals under the 2016 Plan. The material terms of the performance goals for the 2016 Plan are disclosed below under “Summary of the 2016 Plan.” Although stockholder approval of the 2016 Plan will provide flexibility to grant awards under the 2016 Plan that qualify as performance-based compensation under IRC Section 162(m), we retain the ability to grant awards under the 2016 Plan that do not qualify as performance-based compensation under IRC Section 162(m).

Key Features

The following features of the 2016 Plan will continue to protect the interests of our stockholders:

●	Limitation on terms of stock options and stock appreciation rights. The maximum term of each stock option and stock appreciation right, or SARs, is ten years.

●

No repricing or grant of discounted stock options. The 2016 Plan does not permit the repricing of options or stock appreciation rights either by amending an existing award or by substituting a new award at a lower price. The 2016 Plan prohibits the granting of stock options or stock appreciation rights with an exercise price less than the fair market value of the Common Stock on the date of grant.

●	Clawback. Awards granted under the 2016 Plan are subject to any then current compensation recovery or clawback policy of the Company that applies to awards under the 2016 Plan.

●

Double-trigger acceleration. Under the 2016 Plan we generally do not accelerate vesting of awards upon a change in control unless an employee’s employment is also terminated by the Company without cause or by the employee with good reason within two years of the change in control.

●	IRC Section 162(m) Eligibility. The 2016 Plan provides flexibility to grant awards that are intended to qualify as performance-based compensation under IRC Section 162(m).

●	Dividends. We do not pay dividends or dividend equivalents on stock options, stock appreciation rights or unearned stock-based performance awards.

Summary of the 2016 Plan

The principal features of the 2016 Plan are summarized below. The following summary of the 2016 Plan does not purport to be a complete description of all of the provisions of the 2016 Plan. It is qualified in its entirety by reference to the complete text of the 2016 Plan, which is attached to this proxy statement as Annex A.

Eligibility

Awards may be granted under the 2016 Plan to officers, employees, consultants and advisors of the Company and its affiliates and to non-employee directors of the Company. Incentive stock options may be granted only to employees of the Company or its subsidiaries. As of March 1, 2016, approximately 265 individuals were eligible to receive awards under the 2016 Plan, including 11 executive officers and 7 non-employee directors.

Administration

The 2016 Plan is administered by the Compensation Committee (referred to in this proposal as the “Committee”). The Committee has the authority to determine the individuals to whom awards will be granted, the nature, amount and terms of such awards and the objectives and conditions for earning such awards.

Number of Authorized Shares

The number of shares of Common Stock authorized for issuance under the 2016 Plan is 5,000,000 shares, representing 6.6% of the fully diluted common shares outstanding as of February 24, 2016, the record date for the Annual Meeting. In addition, as of the date of stockholder approval of the 2016 Plan, any awards then outstanding under the Predecessor Plan will remain subject to and be paid under the Predecessor Plan and any shares then subject to outstanding awards under the Predecessor Plan that subsequently expire, terminate, or are surrendered or forfeited for any reason without issuance of shares (including any such shares withheld by the Company in payment or satisfaction of the purchase price of an option or tax withholding obligation) will automatically become available for issuance under the 2016 Plan. Up to 5,000,000 shares may be granted as incentive stock options under IRC Section 422. Shares to be issued or purchased under the 2016 Plan will be authorized but unissued shares of Common Stock or issued shares of Common Stock that have been reacquired by the Company.

If any award is canceled, terminates, expires or lapses for any reason prior to the issuance of shares or if shares are issued under the 2016 Plan and thereafter are forfeited to the Company, the shares subject to such awards and the forfeited shares will not count against the aggregate number of shares of Common Stock available for grant under the 2016 Plan. In addition, the following items will not count against the aggregate number of shares of Common Stock available for grant under the 2016 Plan: (a) the payment in cash of dividends or dividend equivalents under any outstanding award, (b) any award that is settled in cash rather than by issuance of shares of Common Stock, (c) shares surrendered or tendered in payment of the option price or purchase price of an award or any taxes required to be withheld in respect of an award, or (d) awards granted in assumption of or in substitution for awards previously granted by an acquired company.

Awards to Non-employee Directors

No share-based awards may be granted under the 2016 Plan during any one year to a participant who is a non-employee member of the Board that exceeds, together with any cash compensation received for such service, $500,000 (based on the grant date value of the award).

Adjustments

In the event of any corporate event or transaction that results in a change in the capital structure of the Company, including a change resulting from a stock dividend or stock split, or combination or reclassification of shares, the Committee is empowered to make such equitable adjustments with respect to awards or any provisions of the 2016 Plan as it deems necessary and appropriate, including, if necessary, any adjustments in the maximum number of shares of Common Stock subject to the 2016 Plan; the number of shares of Common Stock subject to, and the exercise price of, an outstanding award; and the maximum number of shares that may be subject to one or more awards granted to any one recipient during a calendar year.

Types of Awards

The 2016 Plan permits the granting of any or all of the following types of awards:

●

Stock Options. The Committee may grant to a participant options to purchase Common Stock that qualify as incentive stock options for purposes of IRC Section 422 (“incentive stock options”), options that do not qualify as incentive stock options (“non-qualified stock options”) or a combination of these two types of options. The terms and conditions of stock option grants, including the quantity, price, vesting periods, and other conditions on exercise, would be determined by the Committee. However, the minimum purchase price for any option would be the fair market value (as defined in the 2016 Plan) of the Common Stock on the date of grant. As of February 29, 2016, the closing market price of the Company’s Class A common stock, as reported on the New York Stock Exchange, was $16.72 per share (the “2/29/16 Closing Price”).

●

Stock Appreciation Rights (SARs). The Committee may grant to a participant an award of SARs, which would entitle the participant to receive upon exercise a payment equal to (i) the excess of the fair market value of a share of Common Stock on the exercise date over the SAR exercise price, times (ii) the number of shares of Common Stock with respect to which the SAR is exercised. The terms and conditions of SAR awards, including the quantity, price, vesting periods, and other conditions on exercise, would be determined by the Committee. However, the minimum exercise price for any SAR would be the fair market value (as defined in the 2016 Plan) of the Common Stock on the date of grant.

●

Restricted Stock, Restricted Stock Units and Other Stock-Based Awards. The Committee may grant awards of restricted stock, which are shares of Common Stock subject to specified restrictions, and restricted stock units, which represent the right to receive shares of the Common Stock in the future. These awards may be made subject to repurchase, forfeiture or vesting restrictions at the Committee’s discretion. The restrictions may be based on continuous service with the Company or the attainment of specified performance goals, as determined by the Committee, and may include performance awards as described below. Stock units may be paid in stock or cash or a combination of stock and cash, as determined by the Committee. The Committee may also grant other types of equity or equity-based awards, including stock bonus awards, subject to the terms of the 2016 Plan and any other terms and conditions determined by the Committee.

●

Performance Awards. The Committee may grant performance awards, such as the performance stock units described in the Compensation Discussions and Analysis, which entitle participants to receive a payment from the Company, the amount of which is based on the attainment of performance goals established by the Committee over a specified award period. Performance awards may be denominated in shares of Common Stock or in cash, and may be paid in stock or cash or a combination of stock and cash, as determined by the Committee. Cash-based performance awards include (i) “short-term cash incentive awards” under Article X of the 2016 Plan and (ii) other cash-based “performance awards” under Article VIII of the 2016 Plan.

No Repricing

Without stockholder approval, the Committee is not authorized to (a) lower the exercise or grant price of a stock option or SAR after it is granted, except in connection with certain adjustments to our corporate or capital structure permitted by the 2016 Plan, such as stock splits, (b) take any other action that is treated as a repricing under generally accepted accounting principles or (c) cancel a stock option or SAR at a time when its exercise or grant price exceeds the fair market value of the underlying stock, in exchange for cash, another stock option or SAR, restricted stock, restricted stock units or other equity award, unless the cancellation and exchange occur in connection with a change in capitalization or other similar change.

Clawback

All cash and equity awards granted under the 2016 Plan will be subject to the requirements of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act regarding the recovery of erroneously awarded compensation, any implementing rules and regulations under such act, any policies adopted by the Company to implement such requirements, and any other compensation recovery policies as may be adopted from time to time by the Company.

Performance-Based Compensation under Section 162(m)

Performance Goals and Criteria. Under IRC Section 162(m), we generally are prohibited from deducting compensation paid to our chief executive officer and our three other most highly compensated executive officers (other than our chief financial officer) in excess of $1 million per person in any year. However, compensation that qualifies as “performance-based” is not subject to the $1 million limit.

If the Committee intends to qualify an award under the 2016 Plan as “performance-based” compensation under IRC Section 162(m), the performance goals selected by the Committee will be based on any one or more of the following (the “Performance Goals”):

●	Net revenues

●	Operating income

●	Income from continuing operations

●	Net income

●	Operating profit (earnings from continuing operations before interest and taxes)
●	Earnings per share
●	Cash flow
●	EBITDA (earnings before interest, taxes, depreciation and amortization)
●

OIBDA (operating income before depreciation and amortization (excluding feature film and television production asset amortization and impairments, as well as the amortization of costs related to content delivery and technology assets utilized for WWE Network))

●	Return on investment or working capital
●	Return on stockholders’ equity
●	Return on assets
●	Stock price appreciation
●	Total stockholder return
●	Economic value added (the amount, if any, by which net operating profit after tax exceeds a reference cost of capital)
●	Number of paying subscribers to the WWE Network and/or
●	Annual revenues from television agreements
●

Specified, objective operating metrics (such as, without limitation, number of WWE Subscribers, viewership or other program ratings, social media metrics, live event attendance or average ticket price, etc.)

Any of the foregoing Performance Goals may be measured with respect to the Company or any one or more of its subsidiaries, segments or divisions, geographical area(s), revenue streams and/or lines of business and either in absolute terms or as compared to another company or companies. The Performance Goals may also include any derivations of the foregoing (e.g., net income includes pre-tax income, after-tax net income, etc.). The Performance Goals will have the same meaning as in the Company’s financial statements, or if the terms are not used in the Company’s financial statements, as applied pursuant to generally accepted accounting principles, or as used in the Company’s business, as applicable (including, without limitation, adjusted numbers which include or exclude certain GAAP items).

The Committee has the authority to adjust any Performance Goal, performance target or other performance-based criteria established with respect to any award under the 2016 Plan if circumstances occur (including, but not limited to, unusual or nonrecurring events, changes in tax laws or accounting principles or practices or changed business or economic conditions) that cause any such Performance Goal, performance target or performance-based criteria to be inappropriate in the judgment of the Committee; provided, that with respect to any award that is intended to qualify as performance-based compensation under Section 162(m), any adjustment by the Committee will be consistent with the requirements of Section 162(m).

In addition, compensation realized from the exercise of options and SARs granted under the 2016 Plan is intended to meet the requirements of the performance-based compensation exception under IRC Section 162(m). These awards must have an exercise price equal at least to fair market value at the date of grant, are granted to covered individuals by a Committee consisting of at least two outside directors, and the 2016 Plan limits the number of shares that may be the subject of awards granted to any individual during any calendar year.

Limitations. Subject to certain adjustments for changes in our corporate or capital structure described above, participants who are granted awards intended to qualify as performance-based compensation under Section 162(m) may not be granted stock options or stock appreciation rights for more than 1,000,000 shares in any calendar year or more than 1,000,000 shares for all share-based awards that are performance awards in any calendar year (assuming maximum performance). The maximum dollar value granted to any participant pursuant to that portion of a cash award granted under the 2016 Plan for any calendar year to any employee that is intended to satisfy the requirements for performance-based compensation under Section 162(m) may not exceed $5 million for any short-term cash incentive award and $4 million for all other cash-based awards.

Transferability

Awards are not transferable other than by will or the laws of descent and distribution, except that in certain instances transfers may be made to or for the benefit of designated family members of the participant for no value.

Change in Control

Under the 2016 Plan, awards do not generally vest automatically upon a change in control. Instead, vesting occurs only if there is an involuntary termination (either without cause or by the participant with good reason) within two years after the change in control. Performance awards vest assuming target performance. “Change in control” is a defined term under the 2016 Plan and generally requires consummation of the applicable transaction.

Term, Termination and Amendment of the 2016 Plan

Unless earlier terminated by the Board of Directors, the 2016 Plan will terminate, and no further awards may be granted, after February 3, 2026 (i.e., ten years after the date it was approved by the Board). The Board may amend, suspend or terminate the 2016 Plan at any time, except that, if required by applicable law, regulation or stock exchange rule, stockholder approval will be required for any amendment. The amendment, suspension or termination of the 2016 Plan or the amendment of an outstanding award generally may not, without a participant’s consent, materially impair the participant’s rights under an outstanding award.

New Plan Benefits

Awards made under the 2016 Plan will be made at the Committee’s discretion, subject to the terms of the 2016 Plan. Therefore, the benefits and amounts that will be received or allocated under the 2016 Plan are generally not determinable at this time. The equity grant program for our non-employee directors is described under the Director Compensation section in this proxy statement. Also, awards of PSUs were granted in February 2016 under the 2016 Plan to four of the Company’s named executive officers – Michelle D. Wilson, George A. Barrios, Paul Levesque and Kevin Dunn – as described in more detail under “Compensation Discussion and Analysis -- Performance Stock Units (“PSUs”)” and “-- Performance Stock, Retention and Non-Competition Agreements.” These 2016 awards of PSUs are subject to approval of the 2016 Plan by the Company’s stockholders. The following table summarizes these awards (at target performance) and dollar value using the 2/29/16 Closing Price.

New Plan Benefits

Name and Position	Dollar Value ($)	Number of Units
Vincent K. McMahon
Chairman & Chief Executive Officer	0	0
Michelle D. Wilson
Chief Revenue & Marketing Officer	2,963,102	177,219
George A. Barrios
Chief Strategy & Financial Officer	2,958,286	176,931
Paul Levesque
EVP, Talent, Live Events & Creative	491,468	29,394
Kevin Dunn
Executive Producer & Chief Global Television Production	3,053,423	182,621
Executive Officer Group	11,461,677	685,507
Non-Executive Director Group	0	0
Non-Executive Officer Employee Group	8,650,945	517,401

Equity Compensation Plan Information

The following table sets forth certain information with respect to securities authorized for issuance under equity compensation plans as of December 31, 2015.

	Number of securities		Number of securities remaining
	to be issued upon	Weighted-average	available for future issuance
	exercise of outstanding	exercise price of	under equity compensation
	options, warrants	outstanding options,	plans (excluding securities
	and rights	warrants and rights	reflected in column (a))
Plan Category	(a)	(b)	(c)
Equity compensation plans approved
by security holders:
2012 Employee Stock Purchase Plan	0	N/A	1,730,122
2007 Omnibus Incentive Plan
Performance and Restricted
stock units	1,505,129 (1)	N/A	1,371,498 (1)
Equity compensation plans not
approved by security holders	N/A	N/A	N/A
Total	1,505,129 (1)		3,101,620 (1)
____________________

(1)	For 2015, calculated using target numbers. Information relating to aggregate units earned in respect of 2015 is found in “Executive Compensation – Compensation Discussion and Analysis -- Performance Stock Units (“PSUs”).”

Federal Income Tax Information

The following is a brief summary of the U.S. federal income tax consequences of the 2016 Plan generally applicable to the Company and to participants in the 2016 Plan who are subject to U.S. federal taxes. The summary is based on the IRC, applicable Treasury Regulations and administrative and judicial interpretations thereof, each as in effect on the date of this proxy statement, and is, therefore, subject to future changes in the law, possibly with retroactive effect. The summary is general in nature and does not purport to be legal or tax advice. Furthermore, the summary does not address issues relating to any U.S. gift or estate tax consequences or the consequences of any state, local or foreign tax laws.

Nonqualified Stock Options. A participant generally will not recognize taxable income upon the grant or vesting of a nonqualified stock option with an exercise price at least equal to the fair market value of our Common Stock on the date of grant and no additional deferral feature. Upon the exercise of a nonqualified stock option, a participant generally will recognize compensation taxable as ordinary income in an amount equal to the difference between the fair market value of the shares underlying the stock option on the date of exercise and the exercise price of the stock option. When a participant sells the shares, the participant will have short-term or long-term capital gain or loss, as the case may be, equal to the difference between the amount the participant received from the sale and the tax basis of the shares sold. The tax basis of the shares generally will be equal to the greater of the fair market value of the shares on the exercise date or the exercise price of the stock option.

Incentive Stock Options. A participant generally will not recognize taxable income upon the grant of an incentive stock option. If a participant exercises an incentive stock option during employment or within three months after employment ends (12 months in the case of permanent and total disability), the participant will not recognize taxable income at the time of exercise for regular U.S. federal income tax purposes (although the participant generally will have taxable income for alternative minimum tax purposes at that time as if the stock option were a nonqualified stock option). If a participant sells or otherwise disposes of the shares acquired upon exercise of an incentive stock option after the later of (a) one year from the date the participant exercised the option and (b) two years from the grant date of the stock option, the participant generally will recognize long-term capital gain or loss equal to the difference between the amount the participant received in the disposition and the exercise price of the stock option. If a participant sells or otherwise disposes of shares acquired upon exercise of an incentive stock option before these holding period requirements are satisfied, the disposition will constitute a “disqualifying disposition,” and the participant generally will recognize taxable ordinary income in the year of disposition equal to the excess of the fair market value of the shares on the date of exercise over the exercise price of the stock option (or, if less, the excess of the amount realized on the disposition of the shares over the exercise price of the stock option). The balance of the participant’s gain on a disqualifying disposition, if any, will be taxed as short-term or long-term capital gain, as the case may be.

With respect to both nonqualified stock options and incentive stock options, special rules apply if a participant uses shares of Common Stock already held by the participant to pay the exercise price or if the shares received upon exercise of the stock option are subject to a substantial risk of forfeiture by the participant.

Stock Appreciation Rights. A participant generally will not recognize taxable income upon the grant or vesting of a SAR with a grant price at least equal to the fair market value of our Common Stock on the date of grant and no additional deferral feature. Upon the exercise of a SAR, a participant generally will recognize compensation taxable as ordinary income in an amount equal to the difference between the fair market value of the shares underlying the SAR on the date of exercise and the grant price of the SAR.

Restricted Stock Awards, Restricted Stock Units, and Performance Awards. A participant generally will not have taxable income upon the grant of restricted stock, restricted stock units or performance awards. Instead, the participant will recognize ordinary income at the time of vesting or payout equal to the fair market value (on the vesting or payout date) of the shares or cash received minus any amount paid. For restricted stock only, a participant may instead elect to be taxed at the time of grant.

Other Stock or Cash-Based Awards. The U.S. federal income tax consequences of other stock or cash-based awards will depend upon the specific terms of each award.

Tax Consequences to the Company. In the foregoing cases, we generally will be entitled to a deduction at the same time, and in the same amount, as a participant recognizes ordinary income, subject to certain limitations imposed under the IRC.

IRC Section 409A. We intend that awards granted under the 2016 Plan comply with, or otherwise be exempt from, IRC Section 409A, but make no representation or warranty to that effect.

Tax Withholding. We are authorized to deduct or withhold from any award granted or payment due under the 2016 Plan, or require a participant to remit to us, the amount of any withholding taxes due in respect of the award or payment and to take such other action as may be necessary to satisfy all obligations for the payment of applicable withholding taxes. We are not required to issue any shares of Common Stock or otherwise settle an award under the 2016 Plan until all tax withholding obligations are satisfied.

PROPOSAL 3 — APPROVAL OF AMENDMENT TO THE WORLD WRESTLING
ENTERTAINMENT, INC. AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

The Board has approved and is recommending to our stockholders for their approval an amendment to our Amended and Restated Certificate of Incorporation to provide that the Company’s stockholders may remove any director from office, with or without cause.

Article VI of our Amended and Restated Certificate of Incorporation currently provides that the Company’s stockholders may remove directors from office only for cause. For Delaware corporations without a classified Board of Directors (such as the Company at this time), Delaware law may require that stockholders be afforded the right to remove directors from office with or without cause. The proposed amendment to the Company’s Amended and Restated Certificate of Incorporation is intended to clarify the right of Company stockholders under our Amended and Restated Certificate of Incorporation to remove directors from office with or without cause. The amendment, if approved by stockholders, would become effective upon the filing of a Certificate of Amendment with the Secretary of State of the State of Delaware incorporating the amendment, which we would expect to do as soon as practicable after the amendment is adopted.

PROPOSAL 4 — RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM

The Board of Directors has recommended that the stockholders ratify the Audit Committee’s appointment of Deloitte & Touche LLP (“Deloitte”) as our independent registered public accounting firm for the year ending December 31, 2016. Deloitte has audited our consolidated financial statements since 1984. In recommending to the Board of Directors the reappointment of Deloitte, the Audit Committee took into consideration a number of factors including the length of time Deloitte has been engaged, the quality of the Audit Committee’s discussions with representatives of Deloitte, reports of the Public Company Accounting Oversight Board (“PCAOB”) on Deloitte, Deloitte’s fees and the performance of the lead audit and consulting partners. Under SEC rules and Deloitte’s practice, the lead engagement audit partner, as well as consulting partner, are each required to change every five years. The last change in lead audit partner occurred in 2012, and the last change in consulting partner occurred in 2013. In each instance, the Committee interviewed and approved the incoming partner. Although ratification of this selection is not legally required, the Board of Directors believes that it is appropriate for the stockholders to ratify such action as a matter of good corporate governance. If the stockholders do not ratify the selection of Deloitte, the Audit Committee will reconsider their appointment as our independent registered public accounting firm. We expect that a representative of Deloitte will be present at the Annual Meeting, will have an opportunity to make a statement if he or she wishes and will be available to respond to appropriate questions.

Independent Auditors Fees

The following table presents fees for professional audit services rendered by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte & Touche”) for the audit of our financial statements for calendar years 2015 and 2014, and fees for other services rendered by Deloitte & Touche during those periods.

	2015	2014
Audit Fees (a)	$1,235,100	$1,315,002
Audit-Related Fees (b)	0	0
Tax Fees (c)	0	0
All Other Fees (d)	0	137,199
Total	$1,235,100	$1,452,201
____________________

(a)	“Audit Fees” were for the audit of the Company’s annual financial statements (and a stand-alone audit of one of WWE’s subsidiaries required for an existing financing), reviews of the Company’s quarterly financial statements and other services related to SEC matters including attestation of management’s assessment of internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002.

(b)	No “Audit-Related Fees” were paid to Deloitte &Touche during 2014 or 2015.
(c)	No fees were incurred for tax compliance, tax advice or tax planning during 2014 or 2015.
(d)	No other services were rendered by Deloitte &Touche during 2015. “All Other Fees” in 2014 were for advisory services relating to a system implementation as well as a technology security assessment.

The Audit Committee has adopted policies and procedures for pre-approving all non-audit work performed by Deloitte & Touche. In general, the provision of such services must be compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. The Audit Committee annually reviews and pre-approves services on a list of generally pre-approved services, subject to projected dollar fees, and the Committee is updated from time to time at regularly scheduled meetings as to the actual fees vis-à-vis these projections. All of the services provided by Deloitte & Touche in the table above were pre-approved by the Audit Committee and the Committee has concluded that the provisions of these services at these costs is compatible with the maintenance of Deloitte’s independence. If additional services are identified throughout the year, they are taken to the Audit Committee’s Chair for pre-approval. The Audit Committee Chair is designated to pre-approve them, reporting such pre-approval to the entire Audit Committee at its next meeting, unless such services have projected fees in excess of $25,000, in which case they are to be pre-approved by the entire Audit Committee.

Audit Committee Report

The primary purpose of the Audit Committee is to assist the Board in monitoring the integrity of our financial statements, our independent auditor’s qualifications and independence, the performance of our independent auditors and our compliance with legal and regulatory requirements. The Board, in its business judgment, has determined that all members of the Committee are “independent,” as required by applicable listing standards of the New York Stock Exchange and applicable regulations of the SEC. The Audit Committee operates pursuant to a charter, a copy of which is available on the Company’s website (corporate. wwe.com/governance/board.jsp). For a description of this charter and the Audit Committee’s responsibilities under it, please also refer to “Proposal 1 – Election of Directors -- The Board and Committees.”

Management is responsible for the preparation, presentation and integrity of the Company’s financial statements, accounting and financial reporting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditors were responsible for performing an independent audit of the consolidated financial statements in accordance with generally accepted auditing standards.

In performing its oversight role, the Audit Committee has, among other things covered in its charter, reviewed and discussed the audited financial statements with management and the independent auditors. The Audit Committee has also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 16, Communication with Audit Committees, and Rule 2-07, Communication with Audit Committees, of Regulation S-X. The Committee has received the written disclosures and the letter from the independent auditors required by applicable requirements of the Public Accounting Oversight Board regarding the independent auditor’s communications with the Audit Committee concerning independence. The Audit Committee has also considered whether the provision of non-audit services by the independent auditors is compatible with maintaining the auditors’ independence and has discussed with the auditors their independence.

Based on the reports and discussions described in this Report, and subject to the limitations on the role and responsibilities of the Audit Committee referred to in this Report and in the charter, the Audit Committee recommended to the Board that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2015.

While the members of the Audit Committee meet the independence, financial experience and other qualification requirements of the New York Stock Exchange and applicable securities laws, they are not professionally engaged in the practice of auditing or accounting. Members of the Committee rely without independent verification on the information provided to them and on the representations made by management and the independent auditors. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations, efforts and discussions referred to above do not assure that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that Deloitte is in fact independent.

The Audit Committee
Jeffrey R. Speed, Chair
Stuart U. Goldfarb
Frank A. Riddick, III

PROPOSAL 5—ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

Our stockholders voted in 2011, in a non-binding vote, in favor of the submission of the Company’s executive compensation annually to our stockholders on a non-binding basis, and our Board has adopted that approach. In accordance with an amendment to the Exchange Act adopted by Congress as part of the Dodd-Frank Act, we are including in this proxy statement a non-binding vote to approve the compensation for our named executive officers. As an advisory vote, this proposal is not binding upon the Company. However, the Compensation Committee, which is responsible for designing and administering the Company’s executive compensation program, values the opinions expressed by stockholders and will continue to consider the outcome of the vote when making future compensation decisions for named executive officers.

As required by SEC compensation disclosure rules, we have described our executive compensation program in the “Executive Compensation” section of this proxy statement (which disclosure includes the “Compensation Discussion and Analysis,” the compensation tables and the narrative disclosures that accompany the compensation tables).

The Company’s goal for its executive compensation program is to attract, motivate and retain a talented and creative team of executives who will provide leadership for the Company, driving success across our numerous competitive revenue streams. The Company seeks to accomplish this goal in a way that rewards performance while remaining aligned with the Company’s stockholders’ long-term interests rather than rewarding inappropriate risk taking. The Company believes that its executive compensation program satisfies this goal.

Our Board of Directors strongly endorses the Company’s executive compensation program and recommends that stockholders vote in favor of the following resolution:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, which disclosure shall include the “Compensation Discussion and Analysis” section and the related compensation tables and narrative disclosures, is hereby APPROVED.

STOCKHOLDER PROPOSALS FOR 2017 ANNUAL MEETING

Stockholder proposals for inclusion in our proxy materials for our 2017 Annual Meeting must be received at the Company’s principal executive offices, 1241 East Main Street, Stamford, CT 06902 Attention: Corporate Secretary on or before November 11, 2016. Under our By-laws, any stockholder proposal received after that date will be considered timely for purposes of the 2017 Annual Meeting only if the stockholder provides our Corporate Secretary notice of the proposal no earlier than January 22, 2017, and not later than February 21, 2017; provided that if the 2017 Annual Meeting is held on or before April 6, 2017, our Corporate Secretary must receive a stockholder’s notice no later than the close of business on the fifth business day following the day on which we make a public announcement of the meeting date.

“HOUSEHOLDING” OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy materials with respect to two or more stockholders sharing the same address by delivering a single set of proxy materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. The Company and some brokers household proxy materials, delivering a single proxy statement or Notice to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate set of proxy materials or if you are receiving multiple copies of the proxy materials and wish to receive only one, please notify your broker if your shares are held in a brokerage account or us if you hold registered shares. You can notify us by sending a written request to WWE, 1241 East Main Street, Stamford, CT 06902, Attention: Corporate Secretary or by telephoning a request to our Corporate Secretary at (203) 352-8600.

OTHER MATTERS

The Board of Directors knows of no other matters to present at the Annual Meeting. If any other matter is properly brought before the Annual Meeting, the persons named as proxies will exercise their discretionary authority to vote on such matters in accordance with their best judgment. A copy of the 2015 Annual Report (which includes our Form 10-K for the year) is available on the website that is accessible as provided in the Notice. A copy is being sent with this Proxy Statement to all stockholders who requested them as provided in the Notice. Our Annual Report on Form 10-K for the year ended December 31, 2015 is also available on our website at corporate.wwe.com/documents/2015_10-K.pdf. We will also mail a copy of the Form 10-K to each record and beneficial owner of our securities without charge upon written request to us at 1241 East Main Street, Stamford, CT 06902; Attention: Corporate Secretary. To register for electronic delivery for future mailings, you can go to proxyvote.com.

By Order of the Board of Directors,

Blake T. Bilstad SVP, General Counsel & Secretary

Annex A

WORLD WRESTLING ENTERTAINMENT, INC.

2016 OMNIBUS INCENTIVE PLAN

WORLD WRESTLING ENTERTAINMENT, INC.

2016 OMNIBUS INCENTIVE PLAN

ARTICLE I

PURPOSE AND ADOPTION OF THE PLAN

1.01. Purpose. The purpose of the World Wrestling Entertainment, Inc. 2016 Omnibus Incentive Plan (as amended from time to time, the “Plan”) is to assist in attracting and retaining highly competent employees, directors and consultants, to act as an incentive in motivating selected employees, directors and consultants of the Company and its Subsidiaries, to achieve long-term corporate objectives and to enable stock-based and cash-based incentive awards to qualify as performance-based compensation for purposes of the tax deduction limitations under Section 162(m) of the Code.

1.02. Adoption and Term. The Plan was approved by the Board effective February 3, 2016, subject to approval by the Company’s stockholders at the 2016 annual meeting of stockholders. Subject to stockholder approval, the Plan replaces, and no further awards shall be made under, the Predecessor Plan (as defined herein). This Plan shall remain in effect until terminated by action of the Board; provided, however, that no Awards may be granted hereunder after February 3, 2026, the tenth anniversary of its initial adoption by the Board.

ARTICLE II

DEFINITIONS

For the purpose of this Plan, capitalized terms shall have the following meanings:

2.01. Award means any one or a combination of Non-Qualified Stock Options or Incentive Stock Options described in Article VI, Stock Appreciation Rights described in Article VI, Restricted Shares and Restricted Stock Units described in Article VII, Performance Awards described in Article VIII, other stock-based Awards described in Article IX, short-term cash incentive Awards described in Article X or any other Award made under the terms of the Plan.

2.02. Award Agreement means a written or electronic agreement between the Company and a Participant or a written acknowledgment from the Company to a Participant specifically setting forth the terms and conditions of an Award granted under the Plan.

2.03. Award Period means, with respect to an Award, the period of time, if any, set forth in the Award Agreement during which specified target performance goals must be achieved or other conditions set forth in the Award Agreement must be satisfied.

2.04. Beneficiary means an individual, trust or estate who or which, by a written designation of the Participant filed with the Company, or if no such written designation is filed, by operation of law, succeeds to the rights and obligations of the Participant under the Plan and the Award Agreement upon the Participant’s death.

2.05. Board means the Board of Directors of the Company.

2.06. “Bonus Period” shall have the meaning set forth in Section 10.02(g).

2.07. Change in Control means, and shall be deemed to have occurred upon the occurrence of, any one of the following events:

(a) The acquisition in one or more transactions, other than from the Company, by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act), other than the Company, a Subsidiary or any employee benefit plan (or related trust) sponsored or maintained by the Company or a Subsidiary, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of a number of Company Voting Securities in excess of 30% of the Company Voting Securities unless such acquisition has been approved by the Board;

(b) Any change has occurred to the Board within a 24-month period that causes more than fifty percent (50%) of the Board to consist of persons other than (i) persons who were members of the Board at the beginning of such 24-month period and (ii) persons who were nominated for election as members of the Board at a time when more than fifty percent (50%) of the Board consisted of persons who were members of the Board at the beginning of such 24-month period; provided, however, that any person nominated for election by a Board at least more than fifty percent (50%) of whom constituted persons described in clauses (i) and/or (ii) or by persons who were themselves nominated by such Board shall, for this purpose, be deemed to have been nominated by a Board composed of persons described in clause (i);

(c) The consummation (i.e. closing) of a reorganization, merger or consolidation involving the Company, unless, following such reorganization, merger or consolidation, all or substantially all of the individuals and entities who were the respective beneficial owners of the Outstanding Common Stock and Company Voting Securities immediately prior to such reorganization, merger or consolidation, following such reorganization, merger or consolidation beneficially own, directly or indirectly, more than 60% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors or trustees, as the case may be, of the entity resulting from such reorganization, merger or consolidation in substantially the same proportion as their ownership of the Outstanding Common Stock and Company Voting Securities immediately prior to such reorganization, merger or consolidation, as the case may be;

(d) The consummation (i.e. closing) of a sale or other disposition of all or substantially all the assets of the Company, unless, following such sale or disposition, all or substantially all of the individuals and entities who were the respective beneficial owners of the Outstanding Common Stock and Company Voting Securities immediately prior to such sale, following such sale, beneficially own, directly or indirectly, more than 60% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors or trustees, as the case may be, of the entity purchasing such assets in substantially the same proportion as their ownership of the Outstanding Common Stock and Company Voting Securities immediately prior to such sale or disposition, as the case may be; or

(e) Stockholder approval of the consummation of a complete liquidation or dissolution of the Company.

2.08. Class A Common Stock means the Class A common stock of the Company, with a par value of $0.01 per share.

2.09. Code means the Internal Revenue Code of 1986, as amended. References to a section of the Code shall include that section and any comparable section or sections of any future legislation that amends, supplements or supersedes said section.

2.10. Committee means the Compensation Committee of the Board.

2.11. Company means World Wrestling Entertainment, Inc., a Delaware corporation, and its successors.

2.12. Common Stock means the Class A common stock of the Company and Class B common stock of the Company, each with a par value of $0.01 per share.

2.13. Company Voting Securities means the combined voting power of all outstanding voting securities of the Company entitled to vote generally in the election of directors to the Board.

2.14. Date of Grant means the date designated by the Committee as the date as of which it grants an Award, which shall not be earlier than the date on which the Committee approves the granting of such Award.

2.15. Dividend Equivalent Account means a bookkeeping account in accordance with Section 11.17 and related to an Award that is credited with the amount of any cash dividends or stock distributions that would be payable with respect to the shares of Class A Common Stock subject to such Awards had such shares been outstanding shares of Class A Common Stock.

2.16 Exchange Act means the Securities Exchange Act of 1934, as amended.

2.17. Exercise Price means, with respect to a Stock Appreciation Right, the amount established by the Committee in the Award Agreement which is to be subtracted from the Fair Market Value on the date of exercise in order to determine the amount of the payment to be made to the Participant, as further described in Section 6.02(b).

2.18. Fair Market Value means, on any date, (i) the closing sale price of a share of Class A Common Stock, as reported on the Composite Tape for New York Stock Exchange Listed Companies (or other established stock exchange on which the Class A Common Stock is regularly traded) on such date or, if there were no sales on such date, on the last date preceding such date on which a sale was reported; or (ii) if shares of Common Stock are not listed for trading on an established stock exchange, Fair Market Value shall be determined by the Committee in good faith.

2.19. Incentive Stock Option means a stock option within the meaning of Section 422 of the Code.

2.20. Merger means any merger, reorganization, consolidation, exchange, transfer of assets or other transaction having similar effect involving the Company.

2.21. Non-Qualified Stock Option means a stock option which is not an Incentive Stock Option.

2.22. Options means all Non-Qualified Stock Options and Incentive Stock Options granted at any time under the Plan.

2.23. Outstanding Common Stock means, at any time, the issued and outstanding shares of Common Stock.

2.24. Participant means a person designated to receive an Award under the Plan in accordance with Section 5.01.

2.25. Performance Awards means Awards granted in accordance with Article VIII.

2.26. Performance Goals means any one or more of the following as chosen by the Committee for a particular Award: net revenues, operating income, income from continuing operations, net income, operating profit (earnings from continuing operations before interest and taxes), earnings per share, cash flow, OIBDA (operating income before depreciation and amortization (excluding feature film and television production amortization and impairments, as well as the amortization of costs related to content delivery and technology assets utilized for WWE Network)), EBITDA (earnings before interest, taxes, depreciation and amortization), return on investment or working capital, return on stockholders’ equity, return on assets, stock price appreciation, total stockholder return and/or economic value added (the amount, if any, by which net operating profit after tax exceeds a reference cost of capital) and specified, objective operating metrics (such as, without limitation, number of WWE Subscribers, viewership or other program ratings, social media metrics, live event attendance or average ticket price, etc.). Any of the foregoing may be measured with respect to the Company or any one or more of its subsidiaries, segments or divisions, geographical area(s), revenue streams and/or lines of business, and either in absolute terms or as compared to another company or companies. These Performance Goals may also include any derivations (e.g., net income shall include pre-tax income, after-tax net income, operating income, etc.). The above terms shall have the same meaning as in the Company’s financial statements, or if the terms are not used in the Company’s financial statements, as applied pursuant to generally accepted accounting principles, or as used in the Company’s business (including, without limitation, adjusted numbers which include or exclude certain GAAP items), as applicable. With respect to any Award intended to qualify as “performance-based” compensation for purposes of Section 162(m) of the Code, these Performance Goals (including any adjustments to GAAP items) will be established by the Committee during the time periods required, and determined to be met or not met by written certification by the Committee (which may be in minutes of meetings), all to extent required by Section 162(m) of the Code.

2.27. Plan has the meaning given to such term in Section 1.01.

2.28. Purchase Price, with respect to Options, shall have the meaning set forth in Section 6.01(b).

2.29. Predecessor Plan means the Company’s Amended and Restated 2007 Omnibus Incentive Plan.

2.30. Restricted Shares means Class A Common Stock subject to restrictions imposed in connection with Awards granted under Article VII.

2.31. Restricted Stock Unit means a unit representing the right to receive Class A Common Stock or the value thereof in the future subject to restrictions imposed in connection with Awards granted under Article VII.

2.32. Rule 16b-3 means Rule 16b-3 promulgated by the Securities and Exchange Commission under Section 16 of the Exchange Act, as the same may be amended from time to time, and any successor rule.

2.33. Stock Appreciation Rights (or “SARs”) means awards granted in accordance with Article VI.

2.34. Subsidiary means a subsidiary of the Company within the meaning of Section 424(f) of the Code.

2.35. Termination of Service means the voluntary or involuntary termination of a Participant’s service as an employee, director or consultant with the Company or a Subsidiary for any reason, including death, disability, retirement or as the result of the divestiture of the Participant’s employer or any similar transaction in which the Participant’s employer ceases to be the Company or one of its Subsidiaries. Whether entering military or other government service shall constitute Termination of Service, or whether and when a Termination of Service shall occur as a result of disability, shall be determined in each case by the Committee in its sole discretion. Notwithstanding the foregoing, if any Award that is considered “deferred compensation” under Section 409A of the Code is to be paid or settled on a Termination of Service, then the definition of Termination of Service for such purpose shall comply with the definition of “separation from service” provided in Section 409A of the Code.

ARTICLE III

ADMINISTRATION

3.01. Committee.

(a) Duties and Authority. The Plan shall be administered by the Committee and the Committee shall have exclusive and final authority in each determination, interpretation or other action affecting the Plan and its Participants. The Committee shall have the sole discretionary authority to interpret the Plan, to establish and modify administrative rules for the Plan, to impose such conditions and restrictions on Awards as it determines appropriate, and to make all factual determinations with respect to and take such steps in connection with the Plan and Awards granted hereunder as it may deem necessary or advisable. The Committee may delegate such of its powers and authority under the Plan as it deems appropriate to a subcommittee of the Committee or, solely with respect to grants to Participants who are not directors or executive officers, designated executive officers of the Company. In addition, the full Board may exercise any of the powers and authority of the Committee under the Plan. In the event of such delegation of authority or exercise of authority by the Board, references in the Plan to the Committee shall be deemed to refer, as appropriate, to the delegate of the Committee or the Board. Actions taken by the Committee or any subcommittee thereof, and any delegation by the Committee to designated executive officers under this Section 3.01 shall comply with Section 16(b) of the Exchange Act, the performance-based provisions of Section 162(m) of the Code, the rules and regulations of the NYSE (or such other principal securities market on which the shares are traded), and the regulations promulgated under each of such statutory provisions, or the respective successors to such statutory provisions or regulations, as in effect from time to time, to the extent applicable.

(b) Indemnification. Each person who is or shall have been a member of the Board or the Committee, or an officer or employee of the Company to whom authority was delegated in accordance with the Plan shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by such individual in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf; provided, however, that the foregoing indemnification shall not apply to any loss, cost, liability, or expense that is a result of his or her own willful misconduct. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Certificate of Incorporation or Bylaws, conferred in a separate agreement with the Company, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

ARTICLE IV

SHARES

4.01. Number of Shares Issuable. The total number of shares of Class A Common Stock initially authorized to be issued under the Plan shall be 5,000,000 shares. In addition, shares of Class A Common Stock underlying any outstanding award granted under the Predecessor Plan that, following the effective date of this Plan, is terminated, surrendered, withheld by the Company in payment or satisfaction of the purchase price of an option or tax withholding obligation, or forfeited for any reason without issuance of such shares, shall be available for the grant of new Awards under this Plan. No more than 5,000,000 shares of Class A Common Stock may be issued under the Plan as Incentive Stock Options. The foregoing share limits shall be subject to adjustment in accordance with Section 11.07. Any Awards granted in substitution for outstanding awards of an acquired company shall not count toward the maximum number of Awards provided for in the first sentence of this Section 4.01 herein. The shares to be offered under the Plan shall be authorized and unissued Class A Common Stock, or issued Class A Common Stock that shall have been reacquired by the Company.

4.02. Shares Subject to Terminated Awards and Other Share Counting Provisions. Class A Common Stock covered by any unexercised portions of terminated or forfeited Options (including canceled Options) granted under Article VI, Class A Common Stock forfeited as provided in Section 7.02(a), Stock Units and other stock-based Awards terminated or forfeited as provided in Article IX, and Class A Common Stock subject to any Awards that are otherwise surrendered by the Participant may again be subject to new Awards under the Plan. Shares of Class A Common Stock surrendered to or withheld by the Company in payment or satisfaction of the Purchase Price of an Option or tax withholding obligation with respect to an Award shall be available for the grant of new Awards under the Plan. In the event of the exercise of Stock Appreciation Rights, whether or not granted in tandem with Options, only the number of shares of Class A Common Stock actually issued in payment of such Stock Appreciation Rights shall be charged against the number of shares of Class A Common Stock available for the grant of Awards hereunder. Any Award settled in cash shall not be counted as shares of Class A Common Stock for any purpose under this Plan.

ARTICLE V

PARTICIPATION

5.01. Eligible Participants; Limitations on Grants.

(a) Eligible Participants. Participants in the Plan shall be such employees, directors, consultants and independent contractors of the Company and its Subsidiaries as the Committee, in its sole discretion, may designate from time to time. The Committee’s designation of a Participant in any year shall not require the Committee to designate such person to receive Awards or grants in any other year. The designation of a Participant to receive Awards or grants under one portion of the Plan does not require the Committee to include such Participant under other portions of the Plan. The Committee shall consider such factors as it deems pertinent in selecting Participants and in determining the type and amount of their respective Awards.

(b) Section 162(m) Individual Award Limits. Subject to adjustment in accordance with Section 11.07, the maximum number of each type of Award (other than cash-based Performance Awards) intended to qualify as “performance-based compensation” under Section 162(m) of the Code granted to any Participant shall not exceed the following number of shares of Class A Common Stock: (i) Options and Stock Appreciation Rights:1 million shares granted in any one year; and (ii) all share-based Performance Awards (including Restricted Stock and Restricted Stock Units that are Performance Awards), assuming maximum performance: 1 million shares in any one year. For cash-based Performance Awards intended to qualify as “performance based” compensation under Section 162(m) of the Code, (A) no more than $5,000,000 will be awarded to a Participant for any fiscal year as a short-term cash incentive Award under Article X hereof, and (B) no more than $4,000,000 will be awarded to a Participant in any fiscal year for cash-based Performance Awards under Article VIII hereof.

(c) Limits on Awards to Non-Employee Directors. No share-based Awards may be granted under the Plan during any one year to a Participant who is a non-employee member of the Board that exceeds, together with any cash compensation received for such service, $500,000 (based on the Fair Market Value of the shares of Common Stock underlying the Award as of the applicable Date of Grant in the case of Restricted Stock, Restricted Stock Units or other stock-based awards, and based on the applicable grant date fair value for accounting purposes in the case of Options or SARs).

ARTICLE VI

STOCK OPTIONS AND STOCK APPRECIATION RIGHTS

6.01. Option Awards.

(a) Grant of Options. The Committee may grant, to such Participants as the Committee may select, Options entitling the Participant to purchase shares of Class A Common Stock from the Company in such number, at such price, and on such terms and subject to such conditions, not inconsistent with the terms of this Plan, as may be established by the Committee. The terms of any Option granted under this Plan shall be set forth in an Award Agreement.

(b) Purchase Price of Options. The Purchase Price of each share of Class A Common Stock which may be purchased upon exercise of any Option granted under the Plan shall be determined by the Committee; provided, however, that in no event shall the Purchase Price be less than the Fair Market Value on the Date of Grant.

(c) Designation of Options. The Committee shall designate, at the time of the grant of each Option, the Option as an Incentive Stock Option or a Non-Qualified Stock Option.

(d) Incentive Stock Option Share Limitation. No Participant may be granted Incentive Stock Options under the Plan (or any other plans of the Company and its Subsidiaries) that would result in shares with an aggregate Fair Market Value (measured on the Date of Grant) of more than $100,000 first becoming exercisable in any one calendar year.

(e) Rights As a Stockholder. A Participant or a transferee of an Option pursuant to Section 11.04 shall have no rights as a stockholder with respect to Class A Common Stock covered by an Option until the Participant or transferee shall have become the holder of record of any such shares, and no adjustment shall be made for dividends in cash or other property or distributions or other rights with respect to any such Class A Common Stock for which the record date is prior to the date on which the Participant or a transferee of the Option shall have become the holder of record of any such shares covered by the Option; provided, however, that Participants are entitled to share adjustments to reflect capital changes under Section 11.07.

6.02. Stock Appreciation Rights.

(a) Stock Appreciation Right Awards. The Committee is authorized to grant to any Participant one or more Stock Appreciation Rights. Such Stock Appreciation Rights may be granted either independent of or in tandem with Options granted to the same Participant. Stock Appreciation Rights granted in tandem with Options may be granted simultaneously with, or, in the case of Non-Qualified Stock Options, subsequent to, the grant to such Participant of the related Option; provided however, that: (i) any Option covering any share of Class A Common Stock shall expire and not be exercisable upon the exercise of any Stock Appreciation Right with respect to the same share, (ii) any Stock Appreciation Right covering any share of Class A Common Stock shall expire and not be exercisable upon the exercise of any related Option with respect to the same share, and (iii) an Option and Stock Appreciation Right covering the same share of Class A Common Stock may not be exercised simultaneously. Upon exercise of a Stock Appreciation Right with respect to a share of Common Stock, the Participant shall be entitled to receive an amount equal to the excess, if any, of (A) the Fair Market Value of a share of Class A Common Stock on the date of exercise over (B) the Exercise Price of such Stock Appreciation Right established in the Award Agreement, which amount shall be payable as provided in Section 6.02(c).

(b) Exercise Price. The Exercise Price established under any Stock Appreciation Right granted under this Plan shall be determined by the Committee, but in the case of Stock Appreciation Rights granted in tandem with Options shall not be less than the Purchase Price of the related Option; provided, however, that in no event shall the Exercise Price of any Stock Appreciation Right be less than the Fair Market Value on the Date of Grant. Upon exercise of Stock Appreciation Rights granted in tandem with Options, the number of shares subject to exercise under any related Option shall automatically be reduced by the number of shares of Class A Common Stock represented by the Option or portion thereof which are surrendered as a result of the exercise of such Stock Appreciation Rights.

(c) Payment of Incremental Value. Any payment which may become due from the Company by reason of a Participant’s exercise of a Stock Appreciation Right may be paid to the Participant as determined by the Committee (i) all in cash, (ii) all in Class A Common Stock, or (iii) in any combination of cash and Class A Common Stock. In the event that all or a portion of the payment is made in Class A Common Stock, the number of shares of Class A Common Stock delivered in satisfaction of such payment shall be determined by dividing the amount of such payment or portion thereof by the Fair Market Value on the

Exercise Date. No fractional share of Class A Common Stock shall be issued to make any payment in respect of Stock Appreciation Rights; if any fractional share would be issuable, the combination of cash and Class A Common Stock payable to the Participant shall be adjusted as directed by the Committee to avoid the issuance of any fractional share.

6.03. Terms of Options and Stock Appreciation Rights.

(a) Conditions on Exercise. An Award Agreement with respect to Options or Stock Appreciation Rights may contain such waiting periods, exercise dates and restrictions on exercise (including, but not limited to, periodic installments) as may be determined by the Committee at the time of grant.

(b) Duration of Options and Stock Appreciation Rights. Options and Stock Appreciation Rights shall terminate upon the first to occur of the following events:

(i) Expiration of the Option or Stock Appreciation Right as provided in the Award Agreement; or

(ii) Termination of the Award in the event of a Participant’s disability, Retirement, death or other Termination of Service as provided in the Award Agreement or, in the absence of such provisions, as provided in Section 6.03(d) below; or

(iii) In the case of an Incentive Stock Option, ten years from the Date of Grant; or

(iv) Solely in the case of a Stock Appreciation Right granted in tandem with an Option, upon the expiration of the related Option.

(c) Acceleration or Extension of Exercise Time. The Committee, in its sole discretion, shall have the right (but shall not be obligated), exercisable on or at any time after the Date of Grant, to accelerate or extend the time period for the exercise of an Option or Stock Appreciation Right.

(d) Exercise of Options or Stock Appreciation Rights Upon Termination of Service.

(i) Extraordinary Termination. Unless otherwise provided in the Award Agreement or otherwise determined by the Committee at the Date of Grant, in the event of a Participant’s Termination of Service (A) by reason of the Participant’s death or permanent disability, or (B) only in the case of employees, following attainment of age 55 with at least fifteen years of service with the Company and/or its affiliates (each an “Extraordinary Termination”), any Options or Stock Appreciation Rights held by the Participant and then exercisable shall remain exercisable until the expiration of the term of the Option or Stock Appreciation Right. Any Options held by the Participant that are not exercisable at the date of the Extraordinary Termination shall terminate and be cancelled immediately upon such Extraordinary Termination, and any Options or Stock Appreciation Rights described in the preceding sentence that are not exercised within the period described in such sentence shall terminate and be cancelled upon the expiration of such period.

(ii) Termination By Company Without Cause. Unless otherwise provided in the Award Agreement or otherwise determined by the Committee at the Date of Grant, in the event of a Participant’s Termination of Service by the Company without cause (as determined by the Committee in its sole discretion), any Options or Stock Appreciation Rights held by the Participant and then exercisable shall remain exercisable solely until the first to occur of (A) the first anniversary of the Participant’s Termination of Service or (B) the expiration of the term of the Option or Stock Appreciation Right unless the exercise period is extended by the Committee in accordance with Section 6.03(c). Any Options held by the Participant that are not exercisable at the date of the Participant’s Termination of Service shall terminate and be cancelled immediately upon such Termination of Service, and any Options or Stock Appreciation Rights described in the preceding sentence that are not exercised within the period described in such sentence shall terminate and be cancelled upon the expiration of such period.

(iii) Other Termination of Service. Unless otherwise provided in the Award Agreement or otherwise determined by the Committee at or after the Date of Grant, in the event of a Participant’s Termination of Service for any (other than a Termination of Service for cause determined by the Committee, in which case all Option and SAR’s shall terminate) reason other than one described in subsections (i) or (ii) of this Section 6.03(d), any Options or Stock Appreciation Rights held by such Participant that are exercisable as of the date of such termination shall remain exercisable for a period of five (5) business days (or, if shorter, during the remaining term of the Options or Stock Appreciation Rights), unless the exercise period is extended by the Committee in accordance with Section 6.03(c). Any Options or Stock Appreciation Rights held by the Participant that are not exercisable at the date of the Participant’s Termination of Service shall terminate and be cancelled immediately upon such termination, and any Options or Stock Appreciation Rights described in the preceding sentence that are not exercised within the period described in such sentence shall terminate and be cancelled upon the expiration of such period.

(e) Change of Exercise Price or Purchase Price. Other than pursuant to Section 11.07, the Committee shall not without the approval of the Company’s stockholders (a) lower the option price per Share of an Option/SAR after it is granted, (b) cancel an Option/SAR when the option price per Share exceeds the Fair Market Value of one Share in exchange for cash or another Award (other than in connection with a Change in Control), or (c) take any other action with respect to an Option/SAR that would be treated as a repricing under the rules and regulations of the principal U.S. national securities exchange on which the Shares are listed.

6.04. Exercise Procedures. Each Option and Stock Appreciation Right granted under the Plan shall be exercised prior to the close of business on the expiration date of the Option or Stock Appreciation Right by notice to the Company or by such other method as provided in the Award Agreement or as the Committee may establish or approve from time to time. The Purchase Price of shares purchased upon exercise of an Option granted under the Plan shall be paid in full in cash by the Participant pursuant to the Award Agreement; provided, however, that the Committee may (but shall not be required to) permit payment to be made by delivery to the Company of either (a) Class A Common Stock (which may include Restricted Shares or shares otherwise issuable in connection with the exercise of the Option, subject to such rules as the Committee deems appropriate) or (b) any combination of cash and Class A Common Stock, or (c) such other consideration as the Committee deems appropriate and in compliance with applicable law (including payment under an arrangement constituting a brokerage transaction as permitted under the provisions of Regulation T applicable to cashless exercises promulgated by the Federal Reserve Board, unless prohibited by Section 402 of the Sarbanes-Oxley Act of 2002). In the event that any Class A Common Stock shall be transferred to the Company to satisfy all or any part of the Purchase Price, the part of the Purchase Price deemed to have been satisfied by such transfer of Class A Common Stock shall be equal to the product derived by multiplying the Fair Market Value as of the date of exercise times the number of shares of Class A Common Stock transferred to the Company. The Participant may not transfer to the Company in satisfaction of the Purchase Price any fractional share of Class A Common Stock. Any part of the Purchase Price paid in cash upon the exercise of any Option shall be added to the general funds of the Company and may be used for any proper corporate purpose. Unless the Committee shall otherwise determine, any Class A Common Stock transferred to the Company as payment of all or part of the Purchase Price upon the exercise of any Option shall be held as treasury shares.

6.05. Change in Control. Unless otherwise provided by the Committee in the applicable Award Agreement, in the event that, within twenty-four (24) months following a Change in Control, any of the following triggering events (the “Second Trigger Events”) occur: (x) the Employee’s employment is terminated by the Company without cause (as determined by the Committee in its sole discretion); or (y) the Employee terminates his or her employment as a result of: (i) a decrease in base salary; (ii) a material adverse change in responsibility or reporting structure; or (iii) a change in employment to a location more than twenty-five miles from the place of employment at the time of the Change in Control; provided, in the case of clause

(y), the Employee notifies the Company within ninety (90) days of such event and provides the Company thirty (30) days in which to cure. In each case (x) and (y), all Options and Stock Appreciation Rights remaining outstanding on the date of the Second Trigger Event shall become immediately and fully exercisable. The provisions of this Section 6.05 shall not be applicable to any Options or Stock Appreciation Rights granted to a Participant if any Change in Control results from such Participant’s beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of Common Stock or Company Voting Securities.

ARTICLE VII

RESTRICTED SHARES AND RESTRICTED STOCK UNITS

7.01. Award of Restricted Shares and Restricted Stock Units. The Committee may grant to any Participant an Award of Restricted Shares consisting of a specified number of shares of Class A Common Stock (or such number of shares as may be determined by a specified formula) issued to the Participant subject to such terms, conditions and forfeiture and transfer restrictions, whether based on performance standards, periods of service, retention by the Participant of ownership of specified shares of Class A Common Stock or other criteria, as the Committee shall establish. The Committee may also grant Restricted Stock Units representing the right to receive shares of Class A Common Stock in the future subject to such terms, conditions and restrictions, whether based on performance standards, periods of service, retention by the Participant of ownership of specified shares of Class A Common Stock or other criteria, as the Committee shall establish. With respect to performance-based Awards of Restricted Shares or Restricted Stock Units intended to qualify as “performance-based” compensation for purposes of Section 162(m) of the Code, performance targets will consist of specified levels of one or more of the Performance Goals and shall otherwise be considered to be Performance Awards as provided in Article VIII. The terms of any Restricted Share and Restricted Stock Unit Awards granted under this Plan shall be set forth in an Award Agreement which shall contain provisions determined by the Committee and not inconsistent with this Plan.

7.02 Restricted Shares.

(a) Issuance of Restricted Shares. As soon as practicable after the Date of Grant of a Restricted Share Award by the Committee, the Company shall cause to be transferred on the books of the Company, or its agent, Class A Common Stock, registered on behalf of the Participant, evidencing the Restricted Shares covered by the Award, but subject to forfeiture to the Company as of the Date of Grant if an Award Agreement with respect to the Restricted Shares covered by the Award is not duly executed by the Participant and timely returned to the Company. All Class A Common Stock covered by Awards under this Article VII shall be subject to the restrictions, terms and conditions contained in the Plan and the Award Agreement entered into by the Participant. Until the lapse or release of all restrictions applicable to an Award of Restricted Shares, the share certificates representing such Restricted Shares may be held in custody by the Company, its designee, or, if the certificates bear a restrictive legend, by the Participant. Upon the lapse or release of all restrictions with respect to an Award as described in Section 7.02(d), one or more share certificates, registered in the name of the Participant, for an appropriate number of shares as provided in Section 7.02(d), free of any restrictions set forth in the Plan and the Award Agreement shall be delivered to the Participant.

(b) Stockholder Rights. Beginning on the Date of Grant of the Restricted Share Award and subject to execution of the Award Agreement as provided in Section 7.02(a), the Participant shall become a stockholder of the Company with respect to all shares subject to the Award Agreement and shall have all of the rights of a stockholder, including, but not limited to, the right to vote such shares and the right to receive dividends; provided, however, that (i) any Class A Common Stock distributed as a dividend or otherwise with respect to any Restricted Shares as to which the restrictions have not yet lapsed, shall be subject to the same restrictions as such Restricted Shares and held or restricted as provided in Section 7.02(a); and (ii) the

Committee in connection with any Grant of a Restricted Stock Award may require that all cash dividends or other distributions thereon payable other than in additional shares of Class A Common Stock (which are covered by clause (i) above) shall be held in escrow and released only upon vesting of the Restricted Stock Award, with any such dividends or distributions subject to forfeiture in accordance with the provisions of Section 7.02(e) in the event the underlying Restricted Stock does not vest.

(c) Restriction on Transferability. None of the Restricted Shares may be assigned or transferred (other than by will or the laws of descent and distribution, or to an inter vivos trust with respect to which the Participant is treated as the owner under Sections 671 through 677 of the Code, except to the extent that Section 16 of the Exchange Act limits a Participant’s right to make such transfers), pledged or sold prior to lapse of the restrictions applicable thereto.

(d) Delivery of Shares Upon Vesting. Upon expiration or earlier termination of the forfeiture period without a forfeiture and the satisfaction of or release from any other conditions prescribed by the Committee, or at such earlier time as provided under the provisions of Section 7.04, the restrictions applicable to the Restricted Shares shall lapse. As promptly as administratively feasible thereafter, subject to the requirements of Section 11.05, the Company shall deliver to the Participant or, in case of the Participant’s death, to the Participant’s Beneficiary, the appropriate number of shares of Class A Common Stock, free of all such restrictions, except for any restrictions that may be imposed by law.

(e) Forfeiture of Restricted Shares. Subject to Sections 7.02(f) and 7.04, all Restricted Shares shall be forfeited and returned to the Company and all rights of the Participant with respect to such Restricted Shares shall terminate unless the Participant continues in the service of the Company or a Subsidiary as an employee until the expiration of the forfeiture period for such Restricted Shares and satisfies any and all other conditions set forth in the Award Agreement. The Committee shall determine the forfeiture period (which may, but need not, lapse in installments) and any other terms and conditions applicable with respect to any Restricted Share Award.

(f) Waiver of Forfeiture Period. Notwithstanding anything contained in this Article VII to the contrary, the Committee may, in its sole discretion, waive the forfeiture period and any other conditions set forth in any Award Agreement under appropriate circumstances (including the death, disability or Retirement of the Participant or a material change in circumstances arising after the date of an Award) and subject to such terms and conditions (including forfeiture of a proportionate number of the Restricted Shares) as the Committee shall deem appropriate. No such waiver shall be permitted to override any Performance Goals for an Award intended to qualify as “performance based” compensation under Section 162(m) of the Code, other than as otherwise permitted by Section 162(m) (such as in connection with death or disability).

7.03. Restricted Stock Units.

(a) Settlement of Restricted Stock Units. Payments shall be made to Participants with respect to their Restricted Stock Units as soon as practicable after the Committee has determined that the terms and conditions applicable to such Award have been satisfied or at a later date if distribution has been deferred. Payments to Participants with respect to Restricted Stock Units shall be made in the form of Class A Common Stock, or cash or a combination of both, as the Committee may determine. The amount of any cash to be paid in lieu of Class A Common Stock shall be determined on the basis of the Fair Market Value of the Class A Common Stock on the date any such payment is processed. As to shares of Class A Common Stock which constitute all or any part of such payment, the Committee may impose such restrictions concerning their transferability and/or their forfeiture as may be provided in the applicable Award Agreement or as the Committee may otherwise determine, provided such determination is made on or before the Grant Date.

(b) Shareholder Rights. Until the lapse or release of all restrictions applicable to an Award of Restricted Stock Units, no shares of Class A Common Stock shall be issued in respect of such Awards and no Participant shall have any rights as a shareholder of the Company with respect to the shares of Class A Common Stock covered by such Award of Restricted Stock Units.

(c) Waiver of Forfeiture Period. Notwithstanding anything contained in this Section 7.03 to the contrary, the Committee may, in its sole discretion, waive the forfeiture period and any other conditions set forth in any Award Agreement under appropriate circumstances (including the death, disability or retirement of the Participant or a material change in circumstances arising after the date of an Award) and subject to such terms and conditions (including forfeiture of a proportionate number of shares issuable upon settlement of the Restricted Stock Units constituting an Award) as the Committee shall deem appropriate. No such waiver shall be permitted to override any Performance Goals for an Award intended to qualify as “performance based” compensation under Section 162(m) of the Code, other than as otherwise permitted by Section 162(m) (such as in connection with death or disability).

(d) Deferral of Payment. If approved by the Committee and set forth in the applicable Award Agreement, a Participant may elect to defer the amount payable with respect to the Participant’s Restricted Stock Units in accordance with such terms as may be established by the Committee, subject to the requirements of Code Section 409A.

7.04 Change in Control. Unless otherwise provided by the Committee in the applicable Award Agreement, in the event that, within twenty-four (24) months following a Change in Control, any Second Trigger Event occurs all restrictions applicable to Restricted Shares and Restricted Stock Unit Awards remaining on the date of the Second Trigger Event shall terminate fully and the Participant shall immediately have the right to the delivery in accordance with Section 7.02(d) of a share certificate or certificates evidencing a number of shares of Class A Common Stock equal to the full number of shares subject to each such Award or payment in accordance with Section 7.03(a) but, in the case of a performance-based or other contingent Award such issuance of shares or payment shall be at the “target” level for each such Award. The provisions of this Section 7.04 shall not be applicable to any Restricted Share Award granted to a Participant if any Change in Control results from such Participant’s beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of Class A Common Stock or Company Voting Securities.

ARTICLE VIII

PERFORMANCE AWARDS

8.01. Performance Awards.

(a) Award Periods and Calculations of Potential Incentive Amounts. The Committee may grant Performance Awards to Participants. A Performance Award shall consist of the right to receive a payment (measured by the Fair Market Value of a specified number of shares of Class A Common Stock, increases in such Fair Market Value during the Award Period and/or a fixed cash amount) contingent upon the extent to which certain predetermined performance targets have been met during an Award Period. The Award Period shall be determined by the Committee. The Committee, in its discretion and under such terms as it deems appropriate, may permit newly eligible Participants, such as those who are promoted or newly hired, to receive Performance Awards after an Award Period has commenced.

(b) Performance Targets. Subject to Section 11.18, the performance targets applicable to a Performance Award may include such goals related to the performance of the Company or, where relevant, any one or more of its Subsidiaries or divisions and/or the performance of a Participant as may be established by the Committee in its discretion. In the case of Performance Awards to “covered employees” (as defined in

Section 162(m) of the Code), the targets will be limited to specified levels of one or more of the Performance Goals. The performance targets established by the Committee may vary for different Award Periods and need not be the same for each Participant receiving a Performance Award in an Award Period.

(c) Earning Performance Awards. The Committee, at or as soon as practicable after the Date of Grant (but in any event within such period as is necessary to comply with the performance-based compensation requirements of Section 162(m) of the Code in the case of Awards designed to meet the requirements of Section 162(m) of the Code), shall prescribe a formula to determine the percentage of the Performance Award to be earned based upon the degree of attainment of the applicable performance targets.

(d) Payment of Earned Performance Awards. Subject to the requirements of Section 11.05, payments of earned Performance Awards shall be made in cash, shares of Class A Common Stock, or a combination of cash and Class A Common Stock, in the discretion of the Committee. The Committee, in its sole discretion, may define, and set forth in the applicable Award Agreement, such terms and conditions with respect to the payment of earned Performance Awards as it may deem desirable.

8.02. Termination of Service. In the event of a Participant’s Termination of Service during an Award Period, the Participant’s Performance Awards shall be forfeited except as may otherwise be provided in the applicable Award Agreement.

8.03. Change in Control. Unless otherwise provided by the Committee in the applicable Award Agreement, in the event that, within twenty-four (24) months following a Change in Control, any Second Trigger Event occurs then in each case, all Performance Awards shall become fully vested at the “target” levels for such Award simultaneously with the Second Trigger Event and shall be paid to Participants in accordance with Section 8.01(d), within 30 days after such Second Trigger Event. The provisions of this Section 8.03 shall not be applicable to any Performance Award granted to a Participant if any Change in Control results from such Participant’s beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of Common Stock or Company Voting Securities.

ARTICLE IX

OTHER STOCK-BASED AWARDS

9.01. Grant of Other Stock-Based Awards. Other stock-based awards, consisting of stock purchase rights, Awards of Class A Common Stock (including, without limitation, any Awards under a formula plan for non-management directors), or Awards valued in whole or in part by reference to, or otherwise based on, Class A Common Stock, may be granted either alone or in addition to or in conjunction with other Awards under the Plan. Subject to the provisions of the Plan, the Committee shall have sole and complete authority to determine the persons to whom and the time or times at which such Awards shall be made, the number of shares of Class A Common Stock to be granted pursuant to such Awards, and all other conditions of the Awards. Any such Award (other than an Award of Class A Common Stock that is made without restrictions) shall be confirmed by an Award Agreement executed by the Committee and the Participant, which Award Agreement shall contain such provisions as the Committee determines to be necessary or appropriate to carry out the intent of this Plan with respect to such Award.

9.02. Terms of Other Stock-Based Awards. In addition to the terms and conditions specified in the Award Agreement, Awards made pursuant to this Article IX shall be subject to the following:

(a) Any Class A Common Stock subject to Awards made under this Article IX may not be sold, assigned, transferred, pledged or otherwise encumbered prior to the date on which the shares are issued, or, if later, the date on which any applicable restriction, performance or deferral period lapses; and

(b) If specified by the Committee in the Award Agreement, the recipient of an Award under this Article IX shall be entitled to receive, currently or on a deferred basis, interest or dividends or dividend equivalents with respect to the Class A Common Stock or other securities covered by the Award; and

(c) The Award Agreement with respect to any Award shall contain provisions dealing with the disposition of such Award in the event of a Termination of Service prior to the exercise, payment or other settlement of such Award, whether such termination occurs because of Retirement, disability, death or other reason, with such provisions to take account of the specific nature and purpose of the Award.

ARTICLE X

SHORT-TERM CASH INCENTIVE AWARDS

10.01. Eligibility. Employees of the Company who are from time to time determined by the Committee to be eligible to receive short-term cash incentive awards under this Article X including, without limitation, “covered employees” for purposes of Section 162(m) of the Code.

10.02. Awards.

(a) Performance Targets. The Committee shall establish objective performance targets based on specified levels of one or more of the Performance Goals. Such performance targets shall be established by the Committee on a timely basis to ensure that the targets are considered “preestablished” for purposes of Section 162(m) of the Code.

(b) Amounts of Awards. In conjunction with the establishment of performance targets for a year or such other short-term performance period established by the Committee, the Committee shall adopt a formula for computing amounts payable under the Plan to Participants (if and to the extent that the performance targets are attained) which formula shall comply with the requirements applicable to performance-based compensation plans under Section 162(m) of the Code. To the extent based on percentages of a bonus pool, such percentages shall not exceed 100% in the aggregate.

(c) Payment of Awards. Awards will be payable to Participants in cash each year as soon as administratively practicable after written certification by the Committee of attainment of the specified performance targets for the preceding fiscal year or other applicable performance period. With respect to Committee certification, minutes of the meeting in which the certification is made shall be treated as written certification.

(d) Negative Discretion. Notwithstanding the attainment by the Company of the specified performance targets, the Committee shall have the discretion, which need not be exercised uniformly among the Participants, to reduce or eliminate the award that would be otherwise paid.

(e) Guidelines. The Committee may adopt from time to time written policies for its implementation of this Article X. Such guidelines shall reflect the intention of the Company that all payments hereunder qualify as performance-based compensation under Section 162(m) of the Code.

(f) Non-Exclusive Arrangement. The adoption and operation of this Article X shall not preclude the Board or the Committee from approving other short-term incentive compensation arrangements for the benefit of individuals who are Participants hereunder as the Board or Committee, as the case may be, deems appropriate and in the best interests of the Company.

(g) Active Employment Requirement. Except as provided below, awards under this Article X shall be paid only to a Participant who is actively employed by the Company (or on approved vacation or other approved leave of absence) throughout the period for which the Award is made (“Bonus Period”) and who is employed by the Company on the date the Award is paid. To the extent consistent with the deductibility of

Awards under Section 162(m) of the Code and regulations thereunder, the Committee may in its sole discretion grant an Award to a Participant who is first employed or who is promoted to a position eligible to become a Participant under this Article X during the period for which the Award is made, or whose employment is terminated during such period because of the Participant’s retirement, death, or because of disability as defined in Section 22(e)(3) of the Code. In such cases of active employment for part of a Bonus Period, an Award may be pro rated based on the period of employment during the Award period.

(h) Payments in Certain Circumstances. In the event of the Participant’s incompetency, the Company in its sole discretion may pay any Award to the Participant’s guardian or directly to the Participant. In the event of the Participant’s death, any Award shall be paid to the Participant’s spouse or, if there is no surviving spouse, the Participant’s estate. Payments under this Article X shall operate as a complete discharge of the Committee and the Company.

ARTICLE XI

TERMS APPLICABLE GENERALLY TO AWARDS
GRANTED UNDER THE PLAN

11.01. Plan Provisions Control Award Terms. Except as provided in Section 11.16, the terms of the Plan shall govern all Awards granted under the Plan, and in no event shall the Committee have the power to grant any Award under the Plan which is contrary to any of the provisions of the Plan. In the event any provision of any Award granted under the Plan shall conflict with any term in the Plan as constituted on the Date of Grant of such Award, the term in the Plan as constituted on the Date of Grant of such Award shall control.

11.02. Award Agreement. No person shall have any rights under any Award granted under the Plan unless and until the Company and the Participant to whom such Award shall have been granted shall have executed and delivered an Award Agreement or received any other Award acknowledgment authorized by the Committee expressly granting the Award to such person and containing provisions setting forth the terms of the Award.

11.03. Modification of Award After Grant. Subject to Sections 11.18 and 11.19, after the Date of Grant, no Award may be modified (including any modification dictated by Section 11.07) unless such modification does not materially decrease the value of the Award except by express written agreement between the Company and the Participant, provided that any such change (a) shall not be inconsistent with the terms of the Plan, and (b) shall be approved by the Committee.

11.04. Limitation on Transfer. Except as provided in Section 7.02(c) in the case of Restricted Shares, a Participant’s rights and interest under the Plan may not be assigned or transferred other than by will or the laws of descent and distribution, and during the lifetime of a Participant, only the Participant personally (or the Participant’s personal representative) may exercise rights under the Plan. The Participant’s Beneficiary may exercise the Participant’s rights to the extent they are exercisable under the Plan following the death of the Participant. Notwithstanding the foregoing, to the extent permitted under Section 16(b) of the Exchange Act with respect to Participants subject to such Section, the Committee may grant Non-Qualified Stock Options that are transferable, without payment of consideration, to immediate family members of the Participant or to trusts or partnerships for such family members, and the Committee may also amend outstanding Non-Qualified Stock Options to provide for such transferability.

11.05. Taxes. The Company shall be entitled to withhold (or secure payment from the Participant in lieu of withholding) the amount of any withholding or other tax required by law to be withheld or paid by the Company with respect to any amount payable and/or shares issuable under such Participant’s Award, or with respect to any income recognized upon a disqualifying disposition of shares received pursuant to the exercise of an Incentive Stock Option, and the Company may defer payment or issuance of the cash or shares upon exercise or vesting of an Award unless indemnified to its satisfaction against any liability for any such tax. The amount of such withholding or tax payment shall be determined by the Committee and shall be payable by the Participant at such time as the Committee determines in accordance with the following rules:

(a) If allowed by the Committee in the Award agreement or otherwise allowed by the Committee, the Participant shall have the right to elect to meet his or her minimum withholding requirement (i) by having withheld from such Award at the appropriate time that number of shares of Class A Common Stock, rounded up to the next whole share, whose Fair Market Value is equal to the amount of withholding taxes due, (ii) by direct payment to the Company in cash of the amount of any taxes required to be withheld with respect to such Award or (iii) by a combination of shares and cash.

(b) In the case of Participants who are subject to Section 16 of the Exchange Act, the Committee may impose such limitations and restrictions as it deems necessary or appropriate with respect to the delivery or withholding of shares of Class A Common Stock to meet tax withholding obligations.

11.06. Surrender of Awards. Any Award granted under the Plan may be surrendered to the Company for cancellation on such terms as the Committee and the holder approve. Subject to the requirements of Section 6.03(e), with the consent of the Participant, the Committee may substitute a new Award under this Plan and/ or a cash payment in connection with the surrender by the Participant of an equity compensation award previously granted under this Plan or any other plan sponsored by the Company.

11.07. Adjustments to Reflect Capital Changes.

(a) Recapitalization. In the event of any corporate event or transaction (including, but not limited to, a change in the Class A Common Stock or the capitalization of the Company) such as a merger, consolidation, reorganization, recapitalization, separation, partial or complete liquidation, stock dividend, stock split, reverse stock split, split up, spin-off, or other distribution of stock or property of the Company, a combination or exchange of Class A Common Stock, dividend in kind, or other like change in capital structure, number of outstanding shares of Class A Common Stock, distribution (other than normal cash dividends) to shareholders of the Company, or any similar corporate event or transaction, the Committee, in order to prevent dilution or enlargement of Participants’ rights under this Plan, shall make equitable and appropriate adjustments and substitutions, as applicable, to or of the number and kind of shares subject to outstanding Awards, the Purchase Price or Exercise Price for such shares, the number and kind of shares available for future issuance under the Plan and the maximum number of shares in respect of which Awards can be made to any Participant in any calendar year, and other determinations applicable to outstanding Awards. The Committee shall have the power and sole discretion to determine the amount of the adjustment to be made in each case.

(b) Merger. In addition to any protection afforded a Participant pursuant to any applicable provision relating to a Change in Control under this Plan, after any Merger in which the Company is the surviving corporation, each Participant shall, at no additional cost, be entitled upon any exercise of all Options or receipt of other Award to receive (subject to any required action by stockholders), in lieu of the number of shares of Class A Common Stock receivable or exercisable pursuant to such Award, the number and class of shares or other securities to which such Participant would have been entitled pursuant to the terms of the Merger if, at the time of the Merger, such Participant had been the holder of record of a number of shares equal to the number of shares receivable or exercisable pursuant to such Award. Comparable rights shall accrue to each Participant in the event of successive Mergers of the character described above. Notwithstanding Sections 11.03 and 11.15, (in relation to any protective afforded a Participant pursuant to any applicable provision relating to a change in Control under this Plan) in the event of a Merger in which the Company is not the surviving corporation, outstanding Awards shall be subject to the agreement governing the Merger, which shall provide for the assumption of Awards by the surviving corporation or its parent or subsidiary, for the substitution by the surviving corporation or its parent or subsidiary of its own awards for such Awards, for accelerated vesting and accelerated expiration, or for settlement in cash or cash equivalents. In any event, the exercise and/or vesting of any Award that was permissible solely by reason of this Section 11.07(b) shall be conditioned upon the consummation of the Merger.

(c) Options to Purchase Shares or Stock of Acquired Companies. After any Merger in which the Company or a Subsidiary shall be a surviving corporation, the Committee may grant substituted options under the provisions of the Plan, pursuant to Section 424 of the Code, replacing old options granted under a plan of another party to the Merger whose shares or stock subject to the old options may no longer be issued following the Merger. The foregoing adjustments and manner of application of the foregoing provisions shall be determined by the Committee in its sole discretion. Any such adjustments may provide for the elimination of any fractional shares which might otherwise become subject to any Options.

11.08. No Right to Continued Service. No person shall have any claim of right to be granted an Award under this Plan. Neither the Plan nor any action taken hereunder shall be construed as giving any Participant any right to be retained in the service of the Company or any of its Subsidiaries.

11.09. Awards Not Includable for Benefit Purposes. Payments received by a Participant pursuant to the provisions of the Plan shall not be included in the determination of benefits under any pension, group insurance or other benefit plan applicable to the Participant which is maintained by the Company or any of its Subsidiaries, except as may be provided under the terms of such plans or determined by the Board.

11.10. Governing Law. All determinations made and actions taken pursuant to the Plan shall be governed by the laws of Delaware and construed in accordance therewith.

11.11. No Strict Construction. No rule of strict construction shall be implied against the Company, the Committee, or any other person in the interpretation of any of the terms of the Plan, any Award granted under the Plan or any rule or procedure established by the Committee.

11.12. Compliance with Rule 16b-3. It is intended that, unless the Committee determines otherwise, Awards under the Plan be eligible for exemption under Rule 16b-3. The Board is authorized to amend the Plan and to make any such modifications to Award Agreements to comply with Rule 16b-3, as it may be amended from time to time, and to make any other such amendments or modifications as it deems necessary or appropriate to better accomplish the purposes of the Plan in light of any amendments made to Rule 16b-3.

11.13. Captions. The captions (i.e., all Section headings) used in the Plan are for convenience only, do not constitute a part of the Plan, and shall not be deemed to limit, characterize or affect in any way any provisions of the Plan, and all provisions of the Plan shall be construed as if no captions have been used in the Plan.

11.14. Severability. Whenever possible, each provision in the Plan and every Award at any time granted under the Plan shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of the Plan or any Award at any time granted under the Plan shall be held to be prohibited by or invalid under applicable law, then (a) such provision shall be deemed amended to accomplish the objectives of the provision as originally written to the fullest extent permitted by law and (b) all other provisions of the Plan and every other Award at any time granted under the Plan shall remain in full force and effect.

11.15. Amendment and Termination.

(a) Amendment. The Board shall have complete power and authority to amend the Plan at any time; provided, however, that the Board shall not, without the requisite affirmative approval of stockholders of the Company, make any amendment which requires stockholder approval under the Code or under any other applicable law or rule of any stock exchange which lists Common Stock or Company Voting Securities. Any amendment to Sections 6.03 or 11.06 relating to repricings and replacements of Awards hereof shall require stockholder approval.

(b) Termination. The Board shall have the right and the power to terminate the Plan at any time. No Award shall be granted under the Plan after the termination of the Plan.

(c) No Change to Awards. No termination or amendment of the Plan may, without the consent of the Participant to whom any Award shall theretofore have been granted under the Plan, adversely affect the right of such individual under such Award.

11.16. Foreign Qualified Awards. Awards under the Plan may be granted to such employees of the Company and its Subsidiaries who are residing in foreign jurisdictions as the Committee in its sole discretion may determine from time to time. The Committee may adopt such supplements to the Plan as may be necessary or appropriate to comply with the applicable laws of such foreign jurisdictions and to afford Participants favorable treatment under such laws; provided, however, that no Award shall be granted under any such supplement with terms or conditions inconsistent with the provision set forth in the Plan.

11.17. Dividend Equivalents. For any Award granted under the Plan, the Committee shall have the discretion, upon the Date of Grant or thereafter, to establish a Dividend Equivalent Account with respect to the Award, and the applicable Award Agreement or an amendment thereto shall confirm such establishment. If a Dividend Equivalent Account is established, the following terms shall apply:

(a) Terms and Conditions. Dividend Equivalent Accounts shall be subject to such terms and conditions as the Committee shall determine and as shall be set forth in the applicable Award Agreement. Such terms and conditions may include, without limitation, for the Participant’s Account to be credited as of the record date of each cash dividend on the Class A Common Stock with an amount equal to the cash dividends which would be paid with respect to the number of shares of Class A Common Stock then covered by the related Award if such shares of Class A Common Stock had been owned of record by the Participant on such record date. Notwithstanding the foregoing, in no event will dividends or dividend equivalents on any Award which is subject to the achievement of performance criteria be payable before the Award has become earned and payable.

(b) Unfunded Obligation. Dividend Equivalent Accounts shall be established and maintained only on the books and records of the Company and no assets or funds of the Company shall be set aside, placed in trust, removed from the claims of the Company’s general creditors, or otherwise made available until such amounts are actually payable as provided hereunder.

11.18 Adjustment of Performance Goals and Targets. Notwithstanding any provision of the Plan to the contrary, the Committee shall have the authority to adjust any Performance Goal, performance target or other performance-based criteria established with respect to any Award under the Plan if circumstances occur (including, but not limited to, unusual or nonrecurring events, changes in tax laws or accounting principles or practices or changed business or economic conditions) that cause any such Performance Goal, performance target or performance-based criteria to be inappropriate in the judgment of the Committee; provided, that with respect to any Award that is intended to qualify for the “performance-based compensation” exception under Section 162(m) of the Code and the regulations thereunder, any adjustment by the Committee shall be consistent with the requirements of Section 162(m) and the regulations thereunder.

11.19 Legality of Issuance. Notwithstanding any provision of this Plan or any applicable Award Agreement to the contrary, the Committee shall have the sole discretion to impose such conditions, restrictions and limitations (including suspending exercises of Options or Stock Appreciation Rights and the tolling of any applicable exercise period during such suspension) on the issuance of Class A Common Stock with respect to any Award unless and until the Committee determines that such issuance complies with (i) any applicable registration requirements under the Securities Act of 1933 or the Committee has determined that an exemption therefrom is available, (ii) any applicable listing requirement of any stock exchange on which the Class A Common Stock is listed, and (iii) any other applicable provision of state, federal or foreign law, including foreign securities laws where applicable.

11.20 Restrictions on Transfer. Regardless of whether the offering and sale of Class A Common Stock under the Plan have been registered under the Securities Act of 1933 or have been registered or qualified under the securities laws of any state, the Company may impose restrictions upon the sale, pledge, or other transfer of such Class A Common Stock (including the placement of appropriate legends on stock certificates) if, in the judgment of the Company and its counsel, such restrictions are necessary or desirable to achieve compliance with the provisions of the Securities Act of 1933, the securities laws of any state, the United States or any other applicable foreign law.

11.21 Further Assurances. As a condition to receipt of any Award under the Plan, a Participant shall agree, upon demand of the Company, to do all acts and execute, deliver and perform all additional documents, instruments and agreements which may be reasonably required by the Company, to implement the provisions and purposes of the Plan.

11.22 Compensation Recovery (Clawback). Awards shall be subject to the requirements of (i) Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (regarding recovery of erroneously awarded compensation) and any implementing rules and regulations thereunder, (ii) similar rules under the laws of any other jurisdiction, (iii) any compensation recovery policies adopted by the Company to implement any such requirements or (iv) any other compensation recovery policies as may be adopted from time to time by the Company, all to the extent determined by the Committee to be applicable to a Participant.

11.23 Section 409A. The Plan is intended to comply with Section 409A of the Code to the extent subject thereto, and, accordingly, to the maximum extent permitted, the Plan shall be interpreted and administered to be in compliance therewith. Any payments described in the Plan that are due within the “short-term deferral period” as defined in Section 409A of the Code shall not be treated as deferred compensation unless applicable laws require otherwise. Notwithstanding anything to the contrary in the Plan, to the extent required to avoid accelerated taxation and tax penalties under Section 409A of the Code, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to the Plan during the six (6) month period immediately following the Participant’s Separation from Service shall instead be paid on the first payroll date after the six-month anniversary of the Participant’s Separation from Service (or the Participant’s death, if earlier). Notwithstanding the foregoing, neither the Company nor the Committee shall have any obligation to take any action to prevent the assessment of any excise tax or penalty on any Participant under Section 409A of the Code and neither the Company nor the Committee will have any liability to any Participant for such tax or penalty.

ANNEX B

PROPOSED AMENDMENT TO THE WORLD WRESTLING ENTERTAINMENT, INC.
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

Set forth below are proposed changes to the third paragraph of Article VI of the Company’s Amended and Restated Certificate of Incorporation. Addition of new text is indicated by underlining and deletion of existing text is indicated by a strike-through.

ARTICLE VI.

Except as otherwise required by law, any vacancy on the Board of Directors that results from an increase in the number of directors shall be filled only by a majority of the Board of Directors then in office, provided that a quorum is present, and any other vacancy occurring in the Board of Directors shall be filled by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his or her predecessor. A director may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors.

B-1

WORLD WRESTLING ENTERTAINMENT, INC.
1241 EAST MAIN STREET
STAMFORD, CT 06902
ATTN: INVESTOR RELATIONS

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	E00625-P72387	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
WORLD WRESTLING ENTERTAINMENT, INC.		For All	Withhold All	For All Except
The Board of Directors recommends you vote FOR the following:

1.	Election of Directors	☐	☐	☐

Nominees:
01)	Vincent K. McMahon	06)	Laureen Ong
02)	Stephanie McMahon Levesque	07)	Joseph H. Perkins
03)	Paul Levesque	08)	Robyn W. Peterson
04)	Stuart U. Goldfarb	09)	Frank A. Riddick, III
05)	Patricia A. Gottesman	10)	Jeffrey R. Speed
To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

		For	Against	Abstain
2.	Approval of 2016 Omnibus Incentive Plan.	☐	☐	☐

3.	Approval of Amendment to the Amended and Restated Certificate of Incorporation.	☐	☐	☐

4.	Ratification of Deloitte & Touche LLP as our Independent Registered Public Accounting Firm.	☐	☐	☐

5.	Advisory vote to approve Executive Compensation.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

For address changes and/or comments, please check this box and write them on the back where indicated.			☐

Please indicate if you plan to attend this meeting.	☐	☐

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Signature [PLEASE SIGN WITHIN BOX]	Date

Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
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E00626-P72387

PROXY/VOTING INSTRUCTION CARD
WORLD WRESTLING ENTERTAINMENT, INC.
ANNUAL MEETING TO BE HELD ON APRIL 21, 2016 AT 10:00 A.M. EASTERN TIME
FOR HOLDERS AS OF FEBRUARY 24, 2016

This proxy is solicited on behalf of the Board of Directors

By signing this card, I (we) hereby authorize GEORGE A. BARRIOS and BLAKE T. BILSTAD, or either of them, each with full power to appoint his substitute, to vote as Proxy for me (us) at WWE's Annual Meeting of Stockholders to be held at Hilton Stamford Hotel, One First Stamford Place, Stamford, Connecticut 06902, on Thursday, April 21, 2016 at 10:00 a.m., Eastern Time, or any adjournment thereof, the number of shares which I (we) would be entitled to vote if personally present. The proxies shall vote subject to the directions indicated on the reverse side of this card and proxies are authorized to vote in their discretion upon such other business as may properly come before the meeting and any adjournments thereof.

By signing this card, I (we) instruct the proxies to vote as the Board of Directors recommends where I (we) do not specify a choice.

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Continued and to be signed on reverse side